                                                                  EXECUTION COPY
                                                                  --------------


            --------------------------------------------------------

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                       PEGASUS SATELLITE TELEVISION, INC.,

                            GOLDEN SKY SYSTEMS, INC.,

                            THE OTHER SELLERS HEREIN

                                       AND

                                  DIRECTV, INC.

                                 ---------------

                            Dated as of July 30, 2004

            --------------------------------------------------------



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                                             TABLE OF CONTENTS

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ARTICLE I             DEFINITIONS.......................................................................2

         1.1      Certain Definitions...................................................................2

         1.2      Other Definitional and Interpretive Matters..........................................11

ARTICLE II            PURCHASE AND SALE OF THE PURCHASED ASSETS;
                      ASSUMPTION OF THE ASSUMED LIABILITIES............................................13

         2.1      Purchase and Sale of the Purchased Assets............................................13

         2.2      Excluded Assets......................................................................14

         2.3      Assumption of the Assumed Liabilities................................................14

         2.4      Excluded Liabilities.................................................................14

         2.5      Cure Amounts.........................................................................14

         2.6      Changes in Lists of the Purchased Contracts and the Purchased
                  Facility Leases......................................................................15

         2.7      Access to Personnel Files and Other Documents; Further
                  Conveyances and Assumptions..........................................................15

         2.8      Third Party Consents.................................................................16

ARTICLE III           CONSIDERATION....................................................................17

         3.1      Consideration........................................................................17

         3.2      Adjustments to the Purchase Price....................................................17

         3.3      Payment of Purchase Price............................................................23

         3.4       Letter of Credit....................................................................24

ARTICLE IV            CLOSING AND TERMINATION..........................................................26

         4.1      Closing Date.........................................................................26

         4.2      Deliveries by Sellers................................................................26

         4.3      Deliveries by Purchaser..............................................................26

         4.4      Termination of Agreement.............................................................27

         4.5      Procedure Upon Termination...........................................................29

         4.6      Effect of Termination................................................................29

ARTICLE V             REPRESENTATIONS AND WARRANTIES OF SELLERS........................................29

         5.1      Organization and Good Standing.......................................................29

         5.2      Authorization of Agreement...........................................................29

         5.3      Conflicts; Consents of Third Parties.................................................30



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         5.4      Personal Property....................................................................30

         5.5      Contracts............................................................................31

         5.6      Litigation...........................................................................31

         5.7      Compliance with Laws.................................................................31

         5.8      Accounts Receivable and Payable......................................................31

         5.9      No Other Representations or Warranties; Schedules....................................31

ARTICLE VI            REPRESENTATIONS AND WARRANTIES OF
                      PURCHASER........................................................................32

         6.1      Organization and Good Standing.......................................................32

         6.2      Authorization of Agreement...........................................................32

         6.3      Conflicts; Consents of Third Parties.................................................32

         6.4      Financial Capability.................................................................33

ARTICLE VII           BANKRUPTCY COURT APPROVAL........................................................33

         7.1      Bankruptcy Court Filings.............................................................33

ARTICLE VIII          COVENANTS........................................................................33

         8.1      Access to Information................................................................33

         8.2      Conduct of the Business Pending the Closing..........................................34

         8.3      Regulatory Approvals.................................................................35

         8.4      Further Assurances...................................................................36

         8.5      Confidentiality......................................................................37

         8.6      Publicity............................................................................37

         8.7      No Solicitation by Sellers...........................................................37

         8.8      Notification of Certain Matters......................................................38

         8.9      Service to Active Subscribers........................................................38

ARTICLE IX            EMPLOYEES AND EMPLOYEE BENEFITS..................................................39

         9.1      Employment and Benefits..............................................................39

ARTICLE X             CONDITIONS TO CLOSING............................................................41

         10.1     Conditions Precedent to Obligations of Purchaser.....................................41

         10.2     Conditions Precedent to Obligations of Sellers.......................................42

         10.3     Conditions Precedent to Obligations of Purchaser and Sellers.........................43






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         10.4     Frustration of Closing Conditions....................................................43

ARTICLE XI            TAXES............................................................................44

         11.1     Transfer Taxes.......................................................................44

         11.2     Prorations...........................................................................44

         11.3     Purchase Price Allocation............................................................44

         11.4     Cooperation on Tax Matters...........................................................45

ARTICLE XII           MISCELLANEOUS....................................................................45

         12.1     Reservation of Rights................................................................45

         12.2     No Survival of Representations and Warranties........................................46

         12.3     Expenses.............................................................................46

         12.4     Submission to Jurisdiction; Consent to Service of Process............................46

         12.5     Waiver of Right to Trial by Jury.....................................................46

         12.6     Entire Agreement; Amendments and Waivers.............................................47

         12.7     Governing Law........................................................................47

         12.8     Notices..............................................................................47

         12.9     Severability.........................................................................48

         12.10    Binding Effect; Assignment...........................................................49

         12.11    Non-Recourse.........................................................................49

         12.12    Guarantee............................................................................49

         12.13    Counterparts.........................................................................49

         12.14    Specific Performance.................................................................49






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Schedules
---------
1.1(a)      Agreed Principles
1.1(b)      Free Cash Flow From Operations
1.1(c)      Knowledge of Sellers
1.1(d)      Net Service Obligations
1.1(e)      Qualified Subscribers
2.1(e)      Purchased Facility Leases
2.1(g)      Purchased Contracts
3.2(g)      Net Working Capital Amount
3.3         Sellers' Concentration Account
5.4(a)(i)   Personal Property
5.4(a)(ii)  List of Lien Holders
5.5         Contracts
8.2         Exceptions to Conduct of Business


Exhibits
--------
A           Form of Letter of Credit
B           Form of Bill of Sale and Assignment
C           Form of Purchased Facility Lease Assignment and Assumption Agreement
D           Form of Sellers' Officer's Certificate
E           Form of Purchaser's Officer's Certificate

                            ASSET PURCHASE AGREEMENT



         ASSET PURCHASE AGREEMENT, dated as of July 30, 2004, by and among Pegasus Satellite Television, Inc., a Delaware corporation ("PST"), Golden Sky Systems, Inc., a Delaware corporation ("Golden Sky"), and each other entity listed as a "Seller" on the signature pages hereto (together with PST and Golden Sky, each, a "Seller" and, collectively, "Sellers"), DIRECTV, Inc., a California corporation ("Purchaser"), and, solely for purposes of Section 12.12 hereof, The DIRECTV Group, Inc., a Delaware corporation.

                                   WITNESSETH:

         WHEREAS, Sellers and certain of their Affiliates, each commenced a case (collectively, the "Chapter 11 Case") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"), on June 2, 2004 (the "Commencement Date") by filing respective voluntary petitions with the United States Bankruptcy Court for the District of Maine (the "Bankruptcy Court");

         WHEREAS, Sellers desire to resolve all disputes with Purchaser and the National Rural Telecommunications Cooperative ("NRTC") and, in connection with the resolution of such disputes, Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Sellers, pursuant to sections 105, 363, and 365 of the Bankruptcy Code, all of the Purchased Assets and Assumed Liabilities, subject to approval of the Bankruptcy Court, all as more specifically provided for herein;

         WHEREAS, to maximize recoveries at all levels for all parties in interest and to avoid any further litigation, Sellers and Purchaser have entered into this Agreement and the Persons referred to below have entered into the Cooperation Agreement and the Settlement Agreement referred to below, as mutually dependent agreements constituting a single, integrated settlement;

         WHEREAS, as an integral part of, and subject to the effectiveness of, this Agreement (i) PST and Purchaser have entered into a Cooperation Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time, the "Cooperation Agreement"), setting forth certain terms of the relationship between PST (for itself and on behalf of the other Sellers) and Purchaser with respect to DIRECTV Services and related matters prior, and subsequent, to the Closing and (ii) Pegasus Satellite Communications, Inc. ("PSC"), Pegasus Communications Corporation, Purchaser, NRTC, the Creditors' Committee and certain other parties have entered into a Global Settlement Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time, the "Settlement Agreement"), setting forth the terms of the settlement of certain matters among the parties thereto; and

         WHEREAS, certain terms used in this Agreement are defined in Section
1.1.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

         "Active Subscriber" means, at any date, a Subscriber whose DIRECTV Services account status with any Seller or its Affiliate is active as of such date, as determined in accordance with Sellers' customary practices and procedures as in effect on June 1, 2004.

         "Additional Patronage Amount" shall have the meaning set forth in
Section 3.2(b).

         "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Aggregate Patronage Amount" shall have the meaning set forth in
Section 3.2(b).

         "Agreed Principles" shall have the meaning set forth on Schedule
1.1(a).

         "Agreement" means this Asset Purchase Agreement, by and among Sellers and Purchaser (as the same may be amended, modified or supplemented from time to time in accordance with the terms and provisions hereof).

         "Allocation Schedule" shall have the meaning set forth in Section 11.3.

         "Antitrust Division" shall have the meaning set forth in Section
8.3(a).

         "Antitrust Laws" shall have the meaning set forth in Section 8.3(b).

         "Approval Motion" means the motion, in form and substance reasonably satisfactory to Purchaser, filed with the Bankruptcy Court and seeking entry of the Approval Order.

         "Approval Order" means the order of the Bankruptcy Court pursuant to sections 105, 363 and 365 of the Bankruptcy Code and Rule 9019 of the Federal Rules of Bankruptcy Procedure, in form and substance reasonably satisfactory to Purchaser, approving the Settlement Agreement, the Cooperation Agreement (to the extent such approval is required) and this Agreement, and approving and authorizing Sellers to consummate the transactions contemplated by such agreements. Without limiting the generality of the foregoing, such order shall find and provide, among other things, that (i) the settlements embodied in the

Settlement Agreement represent a fair, prudent and reasonable compromise of the controversies resolved by the Settlement Agreement and are in the best interests of creditors and the estates taking into account, among other things, (a) the probability of success in litigation, (b) the complexity of litigation involved and (c) the paramount interest of the creditors and a proper deference to their views in respect of the Settlement Agreement; (ii) the Purchased Assets sold to Purchaser pursuant to this Agreement shall be transferred to Purchaser, free and clear of all Liens, other than Permitted Exceptions; provided, however, that any Liens that do exist (other than Liens created by Purchaser and the Permitted Exceptions) shall attach solely to the Purchase Price; (iii) Purchaser has acted in "good faith" within the meaning of section 363(m) of the Bankruptcy Code;
(iv) the Settlement Agreement, the Cooperation Agreement and this Agreement were negotiated, proposed and entered into by the parties without collusion, in good faith and from arm's length bargaining positions; (v) the Bankruptcy Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to the Settlement Agreement, the Cooperation Agreement or this Agreement; (vi) the Settlement Agreement, the Cooperation Agreement (to the extent approval is required) and this Agreement are binding upon, and are not subject to rejection or avoidance by or on behalf of Sellers, their respective estates or any chapter 7 or chapter 11 trustee of any Seller; and (vii) the provisions of Rules 6004(g) and 6006(d) of the Federal Rules of Bankruptcy Procedure staying the effectiveness of such order shall be waived and that such order shall be effective immediately and that the parties are permitted to consummate the transactions contemplated by the Settlement Agreement, the Cooperation Agreement (to the extent approval is required) and this Agreement immediately upon the entry of such order.

         "Assumed Liabilities" shall have the meaning set forth in Section 2.3.

         "Bankruptcy Code" shall have the meaning set forth in the Recitals hereto.

         "Bankruptcy Court" shall have the meaning set forth in the Recitals hereto.

         "Business" means the business as currently conducted by Sellers involving the marketing and distribution of DIRECTV Services.

         "Business Day" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

         "Chapter 11 Case" shall have the meaning set forth in the Recitals hereto.

         "Closing" shall have the meaning set forth in Section 4.1.

         "Closing Date" shall have the meaning set forth in Section 4.1.

         "Closing Date Adjustment Amount" shall have the meaning set forth in
Section 3.2(f).

         "Closing Date Cash Flow" shall have the meaning set forth in Section 3.2(e).

         "Closing Date Net Service Obligations" shall have the meaning set forth in Section 3.2(e).

         "Closing Date Net Working Capital Amount" shall have the meaning set forth in Section 3.2(g).

         "COBRA" means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commencement Date" shall have the meaning set forth in the Recitals hereto.

         "Confidentiality Agreement" means the Confidentiality Agreement, dated as of July 22, 2004, by and between Purchaser and PST, as the same may be amended, modified or supplemented from time to time in accordance with the terms and provisions thereof.

         "Contract" means any contract, lease, license, agreement, contract right, purchase order, trust, instrument and any other agreement, whether or not in written form, that is binding upon a Person or its property.

         "Cooperation Agreement" shall have the meaning set forth in the Recitals hereto.

         "Cooperation Agreement Obligations Amount" shall have the meaning set forth in Section 3.2(c).

          "Covered Transaction" shall have the meaning set forth in Section 8.7(a).

         "Creditors' Committee" means the statutory committee of unsecured creditors duly appointed in the Chapter 11 Case.

         "Cure Amounts" shall have the meaning set forth in Section 2.5.

         "Customer Conversion Amount" shall have the meaning set forth in
Section 3.2(c).

         "Customer Conversion Disputed Items" shall have the meaning set forth in Section 3.2(c).

         "Customer Conversion Reimbursement Amount" shall have the meaning set forth in the Cooperation Agreement.

         "Designated Employees" shall have the meaning set forth in Section 9.1(a).

         "DIRECTV Equipment" means any subscriber terminal equipment owned by any Seller or its Affiliates, including integrated receiver decoders (IRDs or set-top boxes), remote control units and satellite antennas that relate to the DIRECTV Services, including any such equipment leased by any Seller or Affiliate to Subscribers, as well as the conditional access modules or access cards in the possession of Sellers, any of their Affiliates or Active Subscribers, all of which are owned by Purchaser or its Affiliates and provided to Sellers for license to Active Subscribers.

         "DIRECTV Services" means any and all direct-to-home satellite multi-channel video programming services made available by Purchaser or any of its Affiliates and any other products or services of Purchaser or any of its Affiliates related thereto.

         "Disputed Items" shall have the meaning set forth in Section 3.2(e).

         "Dispute Notice" shall have the meaning set forth in Section 3.2(c).

         "Documents" means all (i) files, documents, instruments, papers, books, reports, records and plans and databases incorporating or constituting Subscriber Information, whether or not in electronic form; (ii) files, documents, instruments, papers, books, reports and records relating to the Purchased Assets (other than the Subscriber Information) or the Assumed Liabilities; (iii) technical documentation (including design specifications, functional requirements, operating instructions, logic manuals and flow charts) and, user documentation (including installation guides, user manuals, training materials, release notes and working papers) relating to clauses (i) or (ii); and (iv) marketing documentation (including sales brochures, flyers and pamphlets) relating primarily to the Purchased Assets and Assumed Liabilities. Notwithstanding the foregoing, the term "Documents" shall exclude Lotus Notes email databases, but include Lotus Notes document libraries.

         "Employee Benefit Plan" means (i) any "employee benefit plan" as defined in Section 3(3) of ERISA, (ii) any "cafeteria plan" as defined in
Section 125 of the Code, or (iii) any bonus or incentive compensation, equity or equity-based compensation, deferred compensation, retirement, severance pay, sick leave, vacation pay, salary continuation, disability, medical, life insurance, educational assistance or other employee benefit plans, programs, policies, arrangements or agreements, in each case as to which any Seller or any of its Affiliates has any Liability.

         "Employee List" means a complete list of all Employees, including each Employee's name, title, function, base salary, additional compensation, full time/part time/per diem status, visa status, tenure with Sellers or their Affiliates and whether such Employee is bound by an employment agreement.

          "Employees" means all individuals, as of the date hereof, who are employed by Sellers in the Business (on a full-time, part-time or per diem basis, but not on a temporary basis), together with individuals who are hired to work in the Business (on a full-time, part-time or per diem basis, but not on a temporary basis) by Sellers after the date hereof and prior to the Closing.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with such Person or (ii) which together with such Person is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

         "Estimated Cash Flow" shall have the meaning set forth in Section
3.2(e).

         "Estimated Cash Flow Adjustment Amount" shall have the meaning set forth in Section 3.2(e).

         "Estimated Net Service Obligations" shall have the meaning set forth in
Section 3.2(d).

         "Estimated Net Service Obligations Adjustment Amount" shall have the meaning set forth in Section 3.2(d).

         "Excluded Assets" shall have the meaning set forth in Section 2.2.

         "Expiration Draw Date" shall have the meaning in Section 3.4(e).

         "Final Cash Flow" shall have the meaning set forth in Section 3.2(e).

         "Final Customer Conversion Reimbursement Amount" shall have the meaning set forth in Section 3.2(c).

         "Final Net Working Capital Amount" shall have the meaning set forth in
Section 3.2(g).

          "Final Order" means an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue or rehear shall have been waived in writing in form and substance satisfactory to the parties hereto or, in the event that an appeal, writ of certiorari or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed with respect to such order shall not preclude such order from being a Final Order.

         "First Lodge Affidavit" means the affidavit of Ted S. Lodge, President, Chief Operating Officer and Counsel of PST, filed with the Bankruptcy Court on June 2, 2004.

         "Free Cash Flow From Operations" means EBITDA of Sellers less Maintenance Capex, all as such terms are set forth in the Agreed Principles and calculated in a manner consistent with Sellers' past practices as set forth on

Schedule 1.1(b), for the period commencing as of the opening of business on September 16, 2004 and ending on the Closing Date; provided, however, that in no event shall Debtors' Restructuring Costs, as such term is defined in the Agreed Principles, be included in the calculation of Free Cash Flow From Operations.

         "FTC" shall have the meaning set forth in Section 8.3(a).

         "Furniture and Equipment" means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements and other tangible personal property owned or leased (subject to assumption of the applicable leases by Purchaser) by any Seller in the conduct of the Business at the facilities that are the subject of the Purchased Facility Leases, including all such artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

         "GAAP" means generally accepted accounting principles in the United States as of the date hereof applied on a consistent basis with the most recent audited financial statements of PSC.

         "Golden Sky" shall have the meaning set forth in the Preamble hereto.

         "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

         "Hardware" means any and all computer and computer-related hardware, including computers, file servers, facsimile servers, scanners, color printers, laser printers and networks. For the avoidance of doubt, computer and computer-related hardware located in Seller's facilities in Marlborough, Massachusetts shall not constitute Hardware.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Knowledge of Sellers" means the actual knowledge, after due inquiry, of those Persons set forth on Schedule 1.1(c) and their direct reports.

         "Law" means any federal, state, local or foreign law, statute, code, ordinance, Order, rule or regulation.

         "Letter of Credit" means a letter of credit in an amount of $875,000,000 to be issued by Bank of America, substantially in the form attached as Exhibit A hereto, which may be drawn upon by Sellers in an amount up to the Net Purchase Price in accordance with its terms and this Agreement.

         "Legal Proceeding" means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

         "Liability" means any debt, liability, commitment or obligation (whether direct or indirect, contractual or otherwise, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due), including all costs and expenses relating thereto.

         "Lien" means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, license, option, right of first refusal, easement, servitude or transfer restriction under any shareholder or similar agreement.

         "Material Adverse Effect" means a material adverse effect on the ability of Sellers to consummate the transactions taken as a whole contemplated by this Agreement, the Cooperation Agreement (to the extent not previously terminated), and the Settlement Agreement.

         "Member Agreements" means one or more NRTC/Member Agreements for Marketing and Distribution of DBS Services (as amended, including in 1994) with NRTC, which permit Sellers to distribute DIRECTV Services.

         "Net Purchase Price" shall have the meaning set forth in Section 3.3.

         "Net Service Obligations" means at any date, the amount owing by Sellers to NRTC and/or Purchaser at such date pursuant to the Member Agreements (or, if the Closing occurs after August 31, 2004, pursuant to Section 2.6 of the Cooperation Agreement) and the Seamless Agreement, including amounts accrued but unbilled at any such date and including amounts owed prior to and after the filing of the Chapter 11 Case, in all cases as determined in a manner consistent with practices in effect on January 1, 2004 and in a manner consistent with the amounts billed in the most recent invoices sent to Sellers by Purchaser and NRTC, as such amounts are referenced on Schedule 1.1(d), but excluding the Seamless Judgment (it being acknowledged that there should be no adjustment for post-Commencement Date interest on the Seamless Judgment). The parties acknowledge that the Net Service Obligations for all periods prior to July 14, 2004, were as set forth on Schedule 1.1(d).

         "Net Working Capital Amount" shall have the meaning set forth in
Section 3.2(g).

         "Nonassignable Assets" shall have the meaning set forth in Section 2.8(a).

         "NRTC" means National Rural Telecommunications Cooperative, a District of Columbia non-profit cooperative corporation.

         "NRTC Letters of Credit" shall have the meaning set forth in Section 4.3(e).

         "NRTC Letter of Credit Adjustment Amount" shall have the meaning in
Section 3.2(h).

         "NRTC Patronage Certificate Face Amount" shall have the meaning set forth in Section 4.3(d).

          "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

         "Ordinary Course of Business" means the ordinary and usual course of normal day to day operations of the Business through the date hereof consistent with past practice.

         "Patronage Amount" shall have the meaning set forth in Section 3.2(b).

         "Patronage Certificates" shall have the meaning set forth in the Settlement Agreement.

         "Permits" means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

         "Permitted Exceptions" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance, (ii) other minor imperfections of title or encumbrances unrelated to borrowed money, if any, and (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body.

         "Person" means any individual, corporation, cooperative, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

         "Preliminary Customer Conversion Amount" shall have the meaning set forth in Section 3.2(c).

         "Preliminary Net Working Capital Amount" shall have the meaning set forth in Section 3.2(g).

         "PSC" shall have the meaning set forth in the Recitals hereto.

         "PST" shall have the meaning set forth in the Preamble hereto.

         "Purchased Assets" shall have the meaning set forth in Section 2.1.

         "Purchased Contracts" shall have the meaning set forth in Section
2.1(g).

         "Purchased Facility Leases" shall have the meaning set forth in Section 2.1(e).

         "Purchase Price" shall have the meaning set forth in Section 3.1.

         "Purchaser" shall have the meaning set forth in the Preamble hereto.

         "Purchaser Documents" shall have the meaning set forth in Section 6.2.

          "Purchaser's Closing Customer Conversion Adjustment Certificate" shall have the meaning set forth in Section 3.2(c).

         "Purchaser's Estimated Customer Conversion Adjustment Certificate" shall have the meaning set forth in Section 3.2(c).

          "Qualified Subscribers" means any Subscriber account meeting the criteria set forth on Schedule 1.1(e).

         "Referee" shall have the meaning set forth in Section 3.2(c).

         "Representative" shall have the meaning set forth in Section 8.7.

         "Seamless Agreement" means the Revised Seamless Consumer Program, dated as of October 3, 2001, as amended, among Purchaser and Sellers.

         "Seamless Judgment" shall have the meaning set forth in Section 3.2(a).

          "Second Lodge Affidavit" means the affidavit of Ted S. Lodge In Support of Debtors' Motion for Order Pursuant to 11 U.S.C. ss.ss. 363(b) and 105(a) Authorizing and Approving Implementation of Management Retention Plan, filed with the Bankruptcy Court on June 23, 2004 (docket no. 205).

         "Seller Documents" shall have the meaning set forth in Section 5.2.

         "Sellers" shall have the meaning set forth in the Preamble hereto.

          "Sellers' Estimated Cash Flow Adjustment Certificate" shall have the meaning set forth in Section 3.2(e).

         "Sellers' Estimated Net Service Obligations Adjustment Certificate" shall have the meaning set forth in Section 3.2(d).

         "Sellers' Pre-Closing Net Working Capital Adjustment Certificate" shall have the meaning set forth in Section 3.2(g).

         "Sellers' Closing Date Cash Flow Adjustment Certificate" shall have the meaning set forth in Section 3.2(e).

         "Sellers' Closing Date Net Service Obligations Adjustment Certificate" shall have the meaning set forth in Section 3.2(e).

         "Sellers' Post Closing Net Working Capital Adjustment Certificate" shall have the meaning set forth in Section 3.2(g).

         "Settlement Agreement" has the meaning set forth in the Recitals hereto.

         "Subscriber" means a former, current or pending subscriber of any Seller or its Affiliates to DIRECTV Services.

         "Subscriber Information" means the Subscriber Lists, and other information regarding billing, usage, programming and package information for

DIRECTV Services, credit and payment information relating to Subscribers, and other information relating to DIRECTV Services for Subscribers, including any such information in the DIRECTV Billing and Authorization System.

         "Subscriber Lists" means any information, or collection of information, in whatever form arising from the provision of DIRECTV Services that identifies or allows identification of or contact with any or all Subscribers, including names, addresses, phone numbers or access card numbers of such Subscribers, or identifies or allows identification of DIRECTV Services provided to specific Subscribers, including such information in the DIRECTV Billing and Authorization System.

          "Tax Authority" means any federal, state or local, foreign or other government, agency, instrumentality or employee thereof, charged with the administration of any Law relating to Taxes.

         "Tax Return" means all returns, declarations, reports, estimates, information returns and statements, including any statements or attachments thereto and any amendments thereof, filed or required to be filed in respect of any Taxes.

         "Taxes" means (i) all federal, state, local or foreign taxes, charges, or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i) and (iii) all Liabilities in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

         "Termination Date" shall have the meaning set forth in Section 4.4(a).

         "Third Party Confidentiality Agreement" shall have the meaning set forth in Section 8.7(a).

         "Transferring Employees" shall have the meaning set forth in Section 9.1(d).

         "Transfer Taxes" shall have the meaning set forth in Section 11.1(a).

         "Trust Funds" shall have the meaning set forth in Section 3.4(e).

         "Working Capital Disputed Items" shall have the meaning set forth in
Section 3.2(g).

         1.2 Other Definitional and Interpretive Matters.

             (a) Unless otherwise specified, for purposes of this Agreement, the following rules of interpretation shall apply:

         Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded unless otherwise expressly provided. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

         Dollars. Any reference in this Agreement to "$" shall mean U.S.
dollars.

         Exhibits/Schedules. The Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made an integral part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. The inclusion of an item on any Schedule shall constitute disclosure with respect to such item on all other Schedules where applicable if appropriately cross-referenced and if the relevance thereof is reasonably apparent from the context in which it appears.

         Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

         Headings. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Article" or "Section" of or "Schedule" or "Exhibit" to are to the corresponding Article or Section of or Schedule or Exhibit to this Agreement.

         Herein. The words such as "herein", "hereinafter", "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear.

         Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

             (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                                   ARTICLE II

                            PURCHASE AND SALE OF THE
                         PURCHASED ASSETS; ASSUMPTION OF
                             THE ASSUMED LIABILITIES

         2.1 Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement and the terms and conditions of the Settlement Agreement and the Cooperation Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all Liens, other than the Permitted Exceptions, all of Sellers' right, title and interest in, to and under the following assets, properties and rights owned or held by any Seller on the Closing Date (collectively, the "Purchased Assets"):

             (a) all Subscriber Information;

             (b) all DIRECTV Equipment and any rights to bill and collect from Subscribers for non-return fees in connection with DIRECTV Equipment;

             (c) all rights to bill and collect from Subscribers for early termination or disconnect fees;

             (d) all Documents;

             (e) the leases, if any, set forth on Schedule 2.1(e) (the "Purchased Facility Leases"), together with all improvements, fixtures and other appurtenances to real property subject to such Purchased Facility Leases and rights in respect thereof;

             (f) the Furniture and Equipment;

             (g) the Member Agreements, the Seamless Agreement and the Contracts set forth on Schedule 2.1(g) (the "Purchased Contracts") and all rights thereunder;

             (h) all rights to receive cash patronage from NRTC in an amount up to the Patronage Amount, with respect to the periods commencing January 1, 2003 and ending on the Closing Date, whenever such amounts may be distributed by NRTC, excluding rights to Patronage Certificates or future cash distributions, if any, under Patronage Certificates as provided for in Section 4 of the Settlement Agreement;

             (i) all accounts receivable and unearned revenue of Sellers as of the Closing Date that relate to the Business;

             (j) all rights under the Confidentiality Agreement, any Third Party Confidentiality Agreement or under non-disclosure or confidentiality, non-compete or non-solicitation agreements with Transferring Employees;

             (k) to the extent transferable, all "1-800" telephone numbers owned or used by the Sellers in connection with the operation of the Business; and

             (l) any other asset, property or right existing on the Closing Date to the extent and in the amount such asset, property or right is included in calculating the Final Net Working Capital Amount.

         2.2 Excluded Assets. Nothing herein shall be deemed to constitute a sale, transfer, assignment or conveyance to Purchaser of any assets of any Seller or any of its Affiliates, other than the Purchased Assets (all such assets, the "Excluded Assets").

         2.3 Assumption of the Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, only the following Liabilities of Sellers (collectively, the "Assumed Liabilities"):

             (a) all Liabilities under the Purchased Contracts and Purchased Facility Leases which did not arise prior to or at the Closing (other than the Cure Amounts) and which arise after the Closing;

             (b) all Liabilities relating to the Cure Amounts payable under
Section 2.5;

             (c) all contractual Liabilities which were incurred in the Ordinary Course of Business relating to Active Subscribers who become subscribers of Purchaser or any of its Affiliates; and

             (d) all Liabilities (including contractual liabilities to Subscribers not otherwise covered in Section 2.3(c)) to the extent and in the amount included in calculating the Final Net Working Capital Amount.

         2.4 Excluded Liabilities. Purchaser shall not assume or be liable for any Liabilities of Sellers or any of their respective Affiliates, other than the Assumed Liabilities and any other Liabilities expressly undertaken or assumed under this Agreement, the Settlement Agreement or the Cooperation Agreement.

         2.5 Cure Amounts. At the Closing and pursuant to section 365 of the Bankruptcy Code, Sellers shall sell and assign to Purchaser, and Purchaser shall assume from Sellers, the Purchased Contracts and the Purchased Facility Leases. As a condition to the assignment and assumption of the Purchased Contracts and the Purchased Facility Leases, Purchaser agrees that the cure amounts, if any, as determined by the Bankruptcy Court (the "Cure Amounts"), necessary to cure all monetary defaults, if any, and to pay all undisputed pecuniary losses that have resulted from such defaults under the Purchased Contracts and the Purchased Facility Leases, shall be paid by Purchaser on the Closing or promptly following the Closing or if any of the Cure Amounts are disputed, promptly following the resolution of such disputes either by the parties thereto or as determined by a Final Order.

         2.6 Changes in Lists of the Purchased Contracts and the Purchased Facility Leases.

             (a) From time to time after the date of this Agreement through the second Business Day prior to the date on which the Bankruptcy Court commences the hearing on the Approval Motion, Purchaser, in its sole discretion, may remove Contracts from Schedule 2.1(g) and leases from Schedule 2.1(e). Any Contract or lease removed under this Section 2.6(a) shall no longer be considered a Purchased Asset or Assumed Liability and shall constitute an Excluded Asset or Excluded Liability, as the case may be, and be subject to
Section 2.2 or Section 2.4, as the case may be.

             (b) From time to time after the date of this Agreement, Sellers and Purchaser may, by mutual agreement, add Contracts to Schedule 2.1(g) and leases to Schedule 2.1(e); provided, however, that as to any such additional Contracts that are to be assigned pursuant to the Approval Order, Purchaser and Sellers shall, by 5:00 p.m. (New York City time) on the seventeenth calendar day prior to the date on which the Bankruptcy Court commences the hearing on Approval Motion, complete Sellers' and Purchaser's exercise of such addition rights under this Section 2.6(b). If Purchaser informs Sellers at any other time that Purchaser wants to add additional Contracts to Schedule 2.1(g) or leases to
Schedule 2.1(e), Sellers will cooperate with Purchaser and promptly file a motion for a new hearing or hearings in accordance with the Bankruptcy Code with respect to such additional Contracts or leases. Not less than fifteen calendar days prior to any scheduled Bankruptcy Court hearing to approve the rejection of any Contracts or leases related to the Business, Sellers shall notify Purchaser of such hearing and inform Purchaser of the identity of such Contracts and leases. If Purchaser informs Sellers prior to such hearing that Purchaser wishes to acquire any or all of such Contracts or leases, Sellers will promptly file the necessary motions to allow such Contracts to be added to Schedule 2.1(g) or leases to Schedule 2.1(e), as applicable. Any Contract or lease added under this
Section 2.6(b) shall no longer be considered an Excluded Asset and shall constitute a Purchased Asset.

         2.7 Access to Personnel Files and Other Documents; Further Conveyances and Assumptions.

             (a) From the Closing Date until 90 days after the Closing, Sellers shall, or shall cause their respective Affiliates to, make available to Purchaser such data in personnel records of Transferring Employees as is reasonably necessary for Purchaser to transition such Employees into Purchaser's records, subject to restrictions of applicable Law pertaining to the privacy rights of the Transferring Employees.

             (b) Sellers shall be entitled to retain copies of any Documents relating to financial reporting, accounting, tax return preparation, assets that are not Purchased Assets and Liabilities that are not Assumed Liabilities; provided that Sellers shall maintain in confidence any such Documents in accordance with Section 8.5. Sellers and their Affiliates shall have access to the Documents for purposes of (i) defending against or prosecuting third party litigation, (ii) administrative or other inquiries, audits or other proceedings of any Governmental Body, (iii) administration and closing of the Chapter 11 Case and (iv) addressing Liabilities other than the Assumed Liabilities.

             (c) From time to time following the Closing, Sellers and Purchaser shall, and shall cause their respective Affiliates to, at no cost to Sellers, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure fully to Sellers and their respective Affiliates and their successors and assigns, the assumption of the Assumed Liabilities intended to be assumed by Purchaser under this Agreement and to otherwise make effective the transactions contemplated hereby and thereby.

         2.8 Third Party Consents.

             (a) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Contract or Purchased Facility Lease or other related approval, authorization or other right, which by its terms or by Law is (i) nonassignable without the consent of a third party or a Governmental Body or
(ii) is cancelable by a third party in the event of an assignment ("Nonassignable Assets") unless and until such consent shall have been obtained or the Bankruptcy Court shall have determined that such consent is not required or such cancellation is not enforceable. Sellers shall, and shall cause their Affiliates to, use their commercially reasonable efforts to cooperate with Purchaser at its request in endeavoring to obtain such consents promptly.

             (b) To the extent permitted by applicable Law, in the event consents to the assignment thereof are required and cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Sellers or the applicable Affiliate of Sellers in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Sellers' or such Affiliate's name and all benefits and obligations existing thereunder shall be for Purchaser's account. From and after the Closing Date, Sellers shall take or cause to be taken in Purchaser's name or otherwise such actions as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Sellers or the applicable Affiliate of Sellers shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, each Seller on behalf of itself and its Affiliates authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser's expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate's behalf with respect thereto. If and when a consent for the sale, assignment, assumption, transfer, conveyance, and delivery of a Nonassignable

Asset is obtained, Sellers will promptly assign, transfer, convey, and deliver such Nonassignable Asset to Purchaser, and Purchaser will assume the Liabilities under such Nonassignable Asset assigned to Purchaser from and after the date of assignment to Purchaser pursuant to such instruments as the parties deem necessary to effect the transfer and assumption (which the parties will prepare, execute, and deliver in good faith at the time of such transfer, all at no additional cost to Purchaser).

                                   ARTICLE III

                                  CONSIDERATION

         3.1 Consideration. The aggregate consideration for the Purchased Assets shall be (i) an amount in cash equal to $937,719,121 (the "Purchase Price"), and
(ii) the assumption of the Assumed Liabilities. The Purchase Price shall be paid pursuant to Sections 3.3 and shall be adjusted pursuant to Section 3.2.

         3.2 Adjustments to the Purchase Price.

             (a) Adjustment for Pre-Commencement Date Judgment. The Purchase Price payable hereunder shall be reduced by $62,719,121, which represents the amount of Purchaser's pre-Commencement Date judgment against Sellers plus post-judgment interest to the Commencement Date ("Seamless Judgment"), which Seamless Judgment, together with all post-petition interest thereon, is being released pursuant to the Settlement Agreement.

             (b) Adjustment Based on Patronage Amount. The Purchase Price payable hereunder shall be increased by $10,841,802.59, subject to reduction, if any, as contemplated by Section 4 of the Settlement Agreement (the "Patronage Amount"), plus an additional $6,000,000 in lieu of claims by Sellers and their Affiliates relating to NRTC patronage accruing for any period after June 1, 2004 through the Closing Date, ("Additional Patronage Amount" together with the Patronage Amount, the "Aggregate Patronage Amount"), which the parties hereto agree represents a settlement of all amounts that may be owed to Sellers, at, prior to, or after the date hereof with respect to undistributed patronage capital (other than any additional amounts that might be distributed to Sellers as contemplated by Section 4 of the Settlement Agreement).

             (c) Adjustment Based on Cooperation Agreement Obligations. The Purchase Price payable hereunder shall be increased by the actual amounts owed by Purchaser to Sellers pursuant to Sections 3.1, 3.2 and 3.3 of the Cooperation Agreement (as adjusted pursuant to Sections 2.3(b) or 5.4 of the Cooperation Agreement, if applicable) (the "Cooperation Agreement Obligations Amount").

                 (i) Purchaser shall deliver to PST, not less than two (2) Business Days prior to the Closing, a certificate of Purchaser, signed by an authorized officer of Purchaser (the "Purchaser's Estimated Customer Conversion Adjustment Certificate"), setting forth, if the Closing Date is before September 17, 2004, Purchaser's good faith pre-Closing estimate of the Customer Conversion Reimbursement Amount as of the Closing Date or, if the Closing Date is on or after September 18, 2004, the actual Customer Conversion Reimbursement Amount as of September 15, 2004 (in any such case, the "Preliminary Customer Conversion Amount"). The Purchaser's Estimated Customer Conversion Adjustment Certificate shall set forth in reasonable detail, pursuant to a worksheet attached thereto, Purchaser's calculation of the Preliminary Customer Conversion Amount.

                 (ii) If the Closing Date is before September 16, 2004, then within thirty (30) days after the Closing Date, Purchaser shall prepare and deliver to PST (A) a certificate, signed by an authorized officer of Purchaser (the "Purchaser's Closing Customer Conversion Adjustment Certificate"), which shall include a worksheet setting forth a reasonably detailed calculation of the Customer Conversion Reimbursement Amount as of the end of business on the Closing Date (the "Customer Conversion Amount"). Purchaser shall (A) cooperate in good faith with PST in connection with PST's review of each of the Purchaser's Estimated Customer Conversion Adjustment Certificate and Purchaser's Closing Customer Conversion Adjustment Certificate and (B) grant PST and its representatives (including advisors and accountants) access at reasonable times and places to all books, records and employees of Purchaser reasonably requested by PST in connection with PST's review of such certificates. Sellers and the Purchaser shall cooperate in good faith to resolve any disputes raised by PST with respect to the Customer Conversion Reimbursement Amount ("Customer Conversion Disputed Items").

                 (iii) After attempting to resolve any Customer Conversion Disputed Items in accordance with Section 3.2(c)(ii) (whether or not a resolution is reached), Purchaser's Preliminary Customer Conversion Amount shall be final, conclusive and binding on the parties unless PST provide a written notice (a "Dispute Notice") to Purchaser no later than the thirtieth (30th) day after the Closing, if the Closing occurred after September 15, 2004, or not later than the thirtieth
         (30th) day after delivery of Purchaser's Closing Customer Conversion Adjustment Certificate if the Closing occurred before September 16, 2004, setting forth in reasonable detail any disagreement Purchaser has with the applicable certificate.

                 (iv) Purchaser and Sellers shall attempt to resolve the matters raised in a Dispute Notice in good faith. On or after the tenth (10th) Business Day after delivery of the Dispute Notice, either Purchaser or Sellers may provide written notice to the other that it elects to submit the Customer Conversion Disputed Items to BDO Seidman or another nationally recognized independent accounting firm chosen jointly by Purchaser and Sellers (the "Referee"), which for purposes of this Agreement will be deemed to be retained by Purchaser and Sellers. The Referee shall promptly, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, review only those items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific item.

         The fees and expenses of the Referee will be shared equally by Purchaser and Sellers. The decision of the Referee with respect to the items contained in the Dispute Notice will be final, conclusive and binding on the parties, and the Preliminary Customer Conversion Amount or the Customer Conversion Amount, as the case may be, as adjusted by the determinations of the Referee with respect to any items included in a Dispute Notice (the "Final Customer Conversion Reimbursement Amount"), shall be final, conclusive and binding on the parties. Each of the parties to this Agreement agrees to cooperate with the Referee and use its commercially reasonable efforts to cause the Referee to resolve any dispute no later than thirty (30) Business Days after selection of the Referee.

                 (v) If the Final Customer Conversion Amount differs from the Preliminary Customer Conversion Amount, Sellers or Purchaser, as the case may be, shall make an appropriate reconciliation payment to the other within five (5) Business Days after the determination of such amount by wire transfer of immediately available funds. Any payment pursuant to this Section 3.2(c)(v) shall be an adjustment to the Purchase Price.

             (d) Adjustment Based on Net Services Obligations. Sellers shall deliver to Purchaser, not less than two (2) Business Days prior to the Closing, a certificate of Sellers, signed by an authorized officer of PST, (the "Sellers' Estimated Net Service Obligations Adjustment Certificate"), setting forth Sellers' good-faith pre-Closing estimate of the Net Service Obligations as of the Closing Date (the "Estimated Net Service Obligations"). The Sellers' Estimated Net Service Obligations Adjustment Certificate shall set forth in reasonable detail Sellers' calculation of the Estimated Net Service Obligations. Prior to the Closing, Purchaser and Sellers may make any mutually agreed adjustments to the Sellers' Estimated Net Service Obligations Adjustment Certificate to update and/or correct the calculation of the Estimated Net Services Obligations. The Purchase Price payable hereunder shall be reduced by an amount equal to the Estimated Net Service Obligations ("Estimated Net Service Obligations Adjustment Amount"). The calculation and resolution of Final Net Service Obligations (as defined below) shall be determined in accordance with
Section 3.2(e)(iii) through (vii).

             (e) Adjustment Based on Free Cash Flow From Operations. It is the intention of the parties that the Closing Date occur on or before September 15, 2004. If the Closing Date occurs after September 15, 2004, the parties will follow the procedures set forth in this Section 3.2(e) regarding Free Cash Flow From Operations and the Purchase Price will be adjusted accordingly to allow Purchaser to receive the economic benefit of any Free Cash Flow From Operations commencing on September 16, 2004.

                 (i) If the Closing Date is after September 15, 2004, Sellers shall deliver to Purchaser, two (2) Business Days prior to the Closing Date, a certificate of Sellers, signed by an authorized officer of PST (the "Sellers' Estimated Cash Flow Adjustment Certificate"), setting forth Sellers' good faith estimate of the Free Cash Flow From Operations ("Estimated Cash Flow"). The Sellers' Estimated Cash Flow Adjustment Certificate shall set forth in reasonable detail Sellers' calculation of the Estimated Cash Flow.

                 (ii) The Purchase Price payable hereunder will be reduced by the Estimated Cash Flow (the "Estimated Cash Flow Adjustment Amount").

                 (iii) Each Seller shall (A) cooperate in good faith with Purchaser in connection with Purchaser's review of each of the Sellers' Estimated Cash Flow Adjustment Certificate and the Sellers' Estimated Net Service Obligations Adjustment Certificate and (B) grant Purchaser and its representatives (including its advisors and accountants) access at reasonable times and places to all books, records and employees of Sellers, reasonably requested by Purchaser in connection with Purchaser's review of such certificates.

                 (iv) Within thirty (30) days after the Closing Date, Sellers shall prepare and deliver to Purchaser (A) a certificate, signed by an authorized officer of PST (only if the Closing Date is after September 15, 2004) (the "Sellers' Closing Date Cash Flow Adjustment Certificate"), which shall include a worksheet setting forth a reasonably detailed calculation of the Free Cash Flow From Operations ("Closing Date Cash Flow") and (B) a certificate, signed by an authorized officer of PST (the "Sellers' Closing Date Net Service Obligations Adjustment Certificate"), which shall include a worksheet setting forth a reasonably detailed calculation of the Net Service Obligations as of the Closing Date ("Closing Date Net Service Obligations"). Sellers shall (A) cooperate in good faith with Purchaser, in connection with Purchaser's review of each of the Sellers' Closing Date Cash Flow Adjustment Certificate and the Sellers' Closing Date Net Service Obligations Adjustment Certificate and (B) grant Purchaser and its representatives (including its advisors and accountants) access at reasonable times and places to all books, records and employees of Sellers, reasonably requested by Purchaser in connection with Purchaser's review of such certificates. Sellers and Purchaser shall cooperate in good faith to resolve any disputes raised by Purchaser with respect to either Sellers' Closing Date Cash Flow or Sellers' Closing Date Net Service Obligations ("Disputed Items").

                 (v) After attempting to resolve any Disputed Items in accordance with Section 3.2(e)(iv) (whether or not a resolution is reached), the Closing Date Cash Flow and the Closing Date Net Service Obligations shall be final, conclusive and binding on the parties unless Purchaser provides a Dispute Notice to Sellers no later than the thirtieth (30th) day after delivery of the Sellers' Closing Date Cash Flow Adjustment Certificate or the Sellers' Closing Date Net Services Obligations Adjustment Certificate, as applicable, setting forth in reasonable detail any disagreement Purchaser has with the applicable certificate of Sellers.

                 (vi) Purchaser and Sellers or the Creditors' Committee, as applicable, shall attempt to resolve the matters raised in a Dispute Notice in good faith. On or after the tenth (10th) Business Day after delivery of the Dispute Notice, either Purchaser or Sellers may provide written notice to the other that it elects to submit the Disputed Items to the Referee. The Referee shall promptly, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, review only those items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific item and amount, and with respect to the Closing Date Net Service Obligations, based on the terms of the Member Agreements and the Seamless Agreement. The fees and expenses of the Referee will be shared equally by Purchaser and Sellers. The decision of the Referee with respect to the items contained in the Dispute Notice will be final, conclusive and binding on the parties, and (A) the Closing Date Cash Flow set forth in Sellers' Closing Date Cash Flow Adjustment Certificate, as adjusted by the determinations of the Referee with respect to any items included in a Dispute Notice (the "Final Cash Flow"), shall be final, conclusive and binding on the parties, and (B) the Closing Date Net Service Obligations set forth in Sellers' Closing Date Net Service Obligations Adjustment Certificate, as adjusted by the determinations of the Referee with respect to any items included in a Dispute Notice (the "Final Net Service Obligations"), shall be final, conclusive and binding on the parties. Each of the parties to this Agreement agrees to cooperate with the Referee and use its commercially reasonable efforts to cause the Referee to resolve any dispute no later than thirty (30) Business Days after selection of the Referee.

                 (vii) If (A) the Closing Cash Flow differs from the Estimated Cash Flow and/or (B) the Closing Date Net Service Obligations differs from the Estimated Net Services Obligations, as the case may be, Sellers or Purchaser, as the case may be, shall make an appropriate reconciliation payment to the other within five (5) Business Days after the determination of such amount by wire transfer of immediately available funds. Any payment pursuant to this Section 3.2(e)(vii) shall be an adjustment to the Purchase Price.

             (f) Adjustment Based on Closing Date. If the Closing Date occurs on or before September 15, 2004, the Purchase Price payable hereunder shall be increased by an amount equal to the product of (i) $600,000 and (ii) the number of calendar days between the Closing Date and September 15, 2004 (excluding the Closing Date, but including September 15, 2004), (the "Closing Date Adjustment Amount").

             (g) Adjustment Based on Net Working Capital. Schedule 3.2(g) attached hereto sets forth, as of June 30, 2004 for illustrative purposes, the line items that will be included in the Sellers' Pre-Closing and Post-Closing Net Working Capital Adjustment Certificates in a manner consistent with the Agreed Principles.

                 (i) Sellers shall deliver to Purchaser, not less than two (2) Business Days prior to the Closing, a certificate of Sellers, signed by an authorized officer of PST (the "Sellers' Pre-Closing Net Working Capital Adjustment Certificate"), setting forth Sellers' good faith pre-Closing estimate of the Net Working Capital Amount (as defined below) of the Sellers as of the close of business on the Closing Date (in any such case, the "Preliminary Net Working Capital Amount"). The

         Sellers' Pre-Closing Net Working Capital Adjustment Certificate shall set forth in reasonable detail, pursuant to a worksheet attached thereto, Sellers' calculation of the Preliminary Net Working Capital Amount. The Preliminary Net Working Capital Amount shall fairly present the Net Working Capital Amount of the Sellers as of the close of business on the Closing Date, and shall be prepared in accordance with GAAP, subject to the Agreed Principles. The Purchase Price payable hereunder shall be reduced or increased by an amount equal to the Preliminary Net Working Capital Amount.

         "Net Working Capital Amount" means an amount calculated in accordance with items set forth on Schedule 3.2(g).

                 (ii) Within thirty (30) days after the Closing Date, Sellers shall prepare and deliver to Purchaser (A) a certificate, signed by an authorized officer of PST (the "Sellers' Post Closing Net Working Capital Adjustment Certificate"), which shall include a worksheet setting forth a reasonably detailed calculation of the Net Working Capital Amount as of the end of business on the Closing Date (the "Closing Date Net Working Capital Amount"). The Closing Date Net Working Capital Amount shall fairly present the Net Working Capital Amount of the Sellers as of the end of business on the Closing Date, and shall be prepared in accordance with GAAP, subject to the Agreed Principles. Sellers shall (A) cooperate in good faith with Purchaser in connection with Purchaser's review of each of Sellers' Pre-Closing Net Working Capital Adjustment Certificate and Sellers' Post Closing Net Working Capital Adjustment Certificate and (B) grant Purchaser and its representatives (including advisors and accountants) access at reasonable times and places to all books, records and employees of Sellers reasonably requested by Purchaser in connection with Purchaser's review of such certificates. Sellers (or the Creditors' Committee, as applicable) and the Purchaser shall cooperate in good faith to resolve any disputes raised by Purchaser with respect to the Preliminary Net Working Capital Amount and/or the Closing Date Net Working Capital Amount ("Working Capital Disputed Items").

                 (iii) After attempting to resolve any Working Capital Disputed Items in accordance with Section 3.2(g)(ii) (whether or not a resolution is reached), Sellers' Closing Date Net Working Capital Amount shall be final, conclusive and binding on the parties unless Purchaser provides a Dispute Notice to PST and the Creditors' Committee not later than the thirtieth (30th) day after delivery of Sellers' Post Closing Net Working Capital Adjustment Certificate, setting forth in reasonable detail any disagreement Purchaser has with the applicable certificate.

                 (iv) Purchaser and Sellers shall attempt to resolve the matters raised in a Dispute Notice in good faith. On or after the tenth (10th) Business Day after delivery of the Dispute Notice, either Purchaser or Sellers may provide written notice to the other that it elects to submit the Working Capital Disputed Items the Referee. The Referee shall promptly, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, review only those items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific item. The fees and expenses of the Referee will be shared equally by Purchaser and Sellers. The decision of the Referee with respect to the items contained in the Dispute Notice will be final, conclusive and binding on the parties, and the Closing Date Net Working Capital Amount as adjusted by the determinations of the Referee with respect to any items included in a Dispute Notice (the "Final Net Working Capital Amount"), shall be final, conclusive and binding on the parties. Each of the parties to this Agreement agrees to cooperate with the Referee and use its commercially reasonable efforts to cause the Referee to resolve any dispute no later than thirty (30) Business Days after selection of the Referee.

                 (v) If the Final Net Working Capital Amount differs from the Preliminary Net Working Capital Amount, Sellers or Purchaser, as the case may be, shall make an appropriate reconciliation payment to the other within five (5) Business Days after the determination of such amount by wire transfer of immediately available funds. Any payment pursuant to this Section 3.2(g)(v) shall be an adjustment to the Purchase Price.

             (h) Adjustment Based on NRTC Letters of Credit. If Purchaser does not deliver the NRTC Letters of Credit pursuant to Section 4.3(e), the Net Service Obligations will be reduced by the face amount of such NRTC Letters of Credit not so delivered; provided, however, that if such failure occurs as a result of the NRTC Letters of Credit having been drawn (A) as provided in
Section 2.c of the Settlement Agreement, and the proceeds thereof held in accordance with the terms of Section 2.c of the Settlement Agreement, such section of the Settlement Agreement will apply; and (B) other than as set forth in Section 2.c of the Settlement Agreement, the Net Service Obligations shall be reduced by the amount of all draws under such NRTC Letters of Credit.

             (i) Any amounts due from Sellers to Purchaser as a result of any post-Closing adjustments to the Purchase Price provided for in this Section 3.2 shall constitute allowed expenses of administration under sections 503(b) and 507(a)(1) of the Bankruptcy Code and shall be promptly paid as and when provided for in this Agreement.

         3.3 Payment of Purchase Price. On the Closing Date, Purchaser shall pay the Purchase Price, plus or minus, as applicable, (a) the amount of the Seamless Judgment, (b) the Aggregate Patronage Amount, (c) the Cooperation Agreement Obligations Amount, (d) the Estimated Net Services Obligations Amount, (e) the Estimated Cash Flow Adjustment Amount, (f) the Closing Date Adjustment Amount,
(g) the Preliminary Net Working Capital Amount and (h) the NRTC Patronage Certificate Face Amount (such net amount referred to herein as the "Net Purchase Price"), to Sellers in an amount for each Seller as designated by Sellers, which shall be paid by wire transfer of immediately available funds into the Sellers' DBS concentration account as specified on Schedule 3.3.

         3.4 Letter of Credit.

             (a) On the second Business Day after Sellers notify Purchaser that the Approval Motion is ready to be filed, Purchaser shall (i) cause Bank of America to issue the Letter of Credit and Purchaser shall deliver such Letter of Credit to PST to be held for the account of Sellers and (ii) take possession of the NRTC Letters of Credit, and concurrently therewith, Sellers and the Creditors' Committee will file the Approval Motion.

             (b) At the Closing, at Purchaser's election (which election shall be made by Purchaser and communicated to Sellers at least two Business Days prior to the Closing), PST shall either (i) surrender the Letter of Credit to Purchaser without drawing thereon against payment of the Net Purchase Price by Purchaser in immediately available funds or (ii) draw upon the Letter of Credit to the extent necessary to satisfy the payment of the Net Purchase Price hereunder (and the letter of credit shall terminate following such draw).

             (c) If all conditions set forth in Sections 10.1, 10.2 and 10.3, other than those in Section 10.3(d), have been or are capable of being immediately satisfied (or have been waived by the party entitled to waive that condition), and the Bankruptcy Court shall have determined in an Order that the failure of the condition in Section 10.3(d) is solely a result of Purchaser's breach of its agreements and obligations in Section 8.3, Sellers can elect to draw upon the Letter of Credit an amount equal to the Net Purchase Price. If Sellers make such election, (i) Sellers must sell, transfer and assign to Purchaser, and Purchaser shall acquire and assume from Sellers, those Purchased Assets and Assumed Liabilities that are allowed to be transferred pursuant to the HSR Act, (ii) the Effective Date of the Settlement Agreement shall be deemed to have occurred and the releases in favor of Sellers and their Affiliates, Purchaser and its Affiliates and NRTC shall be granted and fully operative as more fully set forth in the Settlement Agreement, (iii) Sellers shall deliver the items required by Section 4.2 and Purchaser shall deliver the items required by Section 4.3, including the NRTC Letters of Credit, and (iv) Purchaser and Sellers each agree to comply with their obligations under Section 8.3 and shall transfer the remaining Purchased Assets and assume the Assumed Liabilities as soon as legally permissible, effective as of the Closing Date. Nothing in this
Section 3.4(c) shall relieve any party of its obligations under the Agreement. Notwithstanding anything in this Agreement to the contrary, the parties hereby agree that if the Sellers elect to draw upon the Letter of Credit pursuant to this Section 3.4(c), the amount of such draw shall be the sole and exclusive remedy of Sellers against Purchaser for Purchaser's breach of Section 8.3. If despite the parties using commercially reasonable efforts to satisfy the obligations under Section 8.3, Purchaser never receives all of the Purchased Assets under this Agreement, Purchaser acknowledges that in such event Purchaser is not entitled to refund of the Net Purchase Price paid under this Section 3.4(c). Sellers' retention of the Net Purchase Price shall be in consideration of (i) the Purchased Assets, if any, transferred to Sellers, (ii) Sellers' covenants to transfer the Purchased Assets to Purchaser when legally permissible, (iii) the covenants of Sellers in the Settlement Agreement, and
(iv) liquidated damages for Purchaser's breach of Section 8.3 hereof (Sellers and Purchaser acknowledge that it would be impossible to calculate, and such liquidated damages constitute a reasonable estimate of, such damages).

             (d) If all the conditions set forth in Sections 10.1, 10.2 and 10.3 have been or are capable of being immediately satisfied (or have been waived by the party entitled to waive that condition) as determined by an Order of the Bankruptcy Court, and Purchaser fails to deliver the Net Purchase Price, Sellers can elect to draw upon the Letter of Credit an amount equal to the Net Purchase Price. If Sellers make such election, (i) Sellers must sell, transfer and assign to Purchaser, and Purchaser shall acquire and assume from Sellers, the Purchased Assets and Assumed Liabilities, (ii) the Effective Date of the Settlement Agreement shall be deemed to have occurred and the releases in favor of Sellers and their Affiliates, Purchaser and its Affiliates and NRTC shall be granted and fully operative as more fully set forth in the Settlement Agreement and (iii) Sellers shall deliver the items required by Section 4.2 and Purchaser shall deliver the items required by Section 4.3; provided, however, that if Purchaser fails or refuses to deliver any such items, then the Closing shall nonetheless occur.

             (e) (i) If the Closing has not taken place and Purchaser has not extended the term of the Letter of Credit on or prior to the Business Day immediately preceding the day on which the Letter of Credit is scheduled to expire, PST can elect to draw upon the Letter of Credit an amount equal to the full amount thereof on the Business Day immediately preceding the day on which the Letter of Credit is scheduled to expire or on the expiration date of the Letter of Credit (an "Expiration Draw Date") pursuant to clause (ii) below; provided, however, that Purchaser can elect to replace the Letter of Credit with a substitute letter of credit, identical in all respects other than the Expiration Draw Date to the Letter of Credit, in an amount equal to $875,000,000 with a future expiration date, and if such substitute letter of credit is issued and delivered to PST in exchange for the expiring Letter of Credit to be held for the account of Sellers, prior to the Business Day preceding the Expiration Draw Date, Sellers will have no further rights under this Section 3.4(e) with respect to such expiring Letter of Credit.

                 (ii) If PST elects to draw upon the Letter of Credit in accordance with Section 3.4(e)(i), Sellers must arrange for such funds (the "Trust Funds") to be held in trust for the benefit of Purchaser until the earliest of (A) the Closing Date (at such time the Net Purchase Price will be paid to Sellers out of such Trust Funds and any remaining amounts will be delivered to Purchaser), (B) Purchaser provides Sellers with a substitute letter of credit to be issued and delivered to PST to be held for the account of Sellers in an amount equal to the Trust Funds (less any accrued interest) (at such time, Sellers will promptly arrange for the Trust Funds (and any accrued interest accrued thereon) to be released to Purchaser), and (C) the termination of this Agreement (at such time the Trust Funds (and any accrued interest thereon) will be released to Purchaser, unless Sellers shall be entitled to the Net Purchase Price pursuant to Sections 3.4(c) or 3.4(d).)

             (f) Purchaser agrees to provide advance written notice to Sellers and the Creditors' Committee if it intends to file a motion with the Bankruptcy Court to terminate the Letter of Credit.

                                   ARTICLE IV

                             CLOSING AND TERMINATION

         4.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 10.1, 10.2 and 10.3 (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in
Article II (the "Closing", which terms shall include the transactions contemplated by Section 3.4(c) and Section 3.4(d)) shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York at 10:00 a.m. (New York City time) on the second Business Day following the satisfaction or waiver of the conditions set forth in Article X (other than conditions that by their nature are to be satisfied at or prior to the Closing, but subject to the satisfaction or waiver of such conditions) unless another place, time and/or date are agreed to in writing by the parties. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

         4.2 Deliveries by Sellers. At the Closing, each Seller shall deliver to
Purchaser:

             (a) a duly executed bill of sale and assignment in the form of Exhibit B;

             (b) if applicable and subject to Section 2.5, a duly executed Purchased Facility Lease Assignment and Assumption Agreements in recordable form, substantially in the form of Exhibit C, separately for each Purchased Facility Lease;

             (c) the officer's certificates required to be delivered pursuant to Sections 10.1(a) and 10.1(b), substantially in the form of Exhibit D; and

             (d) a certified copy of the Approval Order.

         4.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to
Sellers:

             (a) if applicable, a duly executed Purchased Facility Lease Assignment and Assumption Agreements in recordable form, substantially in the form of Exhibit C, separately for each Purchased Facility Lease;

             (b) subject to Section 3.4, the Net Purchase Price in immediately available funds, as set forth in Section 3.3;

             (c) the officer's certificates required to be delivered pursuant to Sections 10.2(a) and 10.2(b), substantially in the form of Exhibit E;

             (d) all previously unissued Patronage Certificates and or equivalent interim certificates in the amount specified in Section 3.i(4) of the Settlement Agreement for periods through June 1, 2004 legended in accordance with Section 4 of the Settlement Agreement or if NRTC has not delivered such certificates to Purchaser or Sellers, an amount of cash equal to the face amount of such Patronage Certificates (the "NRTC Patronage Certificate Face Amount") which amount shall be added to and be a part of the Net Purchase Price; provided, further, that if Purchaser delivers the cash equal to the NRTC Patronage Certificate Face Amount, such Patronage Certificates will be deemed to be a Purchased Asset under this Agreement; and

             (e) all letters of credit set forth on Schedule 2 to the Settlement Agreement and any extensions, replacements or amendments of the same (the "NRTC Letters of Credit".

         4.4 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

             (a) by Purchaser or Sellers, if for any reason the Closing shall not have occurred by the close of business on November 1, 2004 (the "Termination Date"); provided, however, that if the Closing shall not have occurred on or before November 1, 2004 due to a breach of this Agreement by Purchaser or Sellers, Purchaser or Sellers, as the case may be, may not terminate this Agreement pursuant to this Section 4.4(a); and provided further, that if all of the conditions to Closing set forth in Article X (other than Section 10.3(d)) have been satisfied or waived on or prior to November 1, 2004, and the FTC or Antitrust Division has issued a second request for additional information relating to the transactions or has challenged the transactions contemplated by the Agreement in a Legal Proceeding as a result of which a temporary restraining order or injunction has been issued, the Termination Date shall be extended until three (3) Business Days after such time as the waiting period for such second request has expired or been terminated or the District Court (or other applicable Governmental Authority) shall have terminated or denied such temporary restraining order or entered such injunction.

             (b) by mutual written consent of Sellers and Purchaser;

             (c) by Purchaser, upon written notice from Purchaser to PST of a breach by any Seller of any representation or warranty or any covenant or agreement contained in this Agreement (other than the first sentence of Section 8.2(d)) which would result in a failure of a condition set forth in Sections
10.1 or 10.3, except that, if such breach is reasonably capable of being cured prior to November 1, 2004, and such Seller uses its reasonable best efforts to cure such breach, then for so long as the breach is curable and Seller continues to use its reasonable best efforts to cure the breach, such termination shall not become effective unless such breach is not cured prior to November 1, 2004;

             (d) by Sellers, upon written notice from PST to Purchaser of a breach by Purchaser of any representation or warranty or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 10.2 or 10.3 and which breach following the receipt by Purchaser of a notice to, except that, if such breach is reasonably capable of being cured prior to November 1, 2004, and Purchaser uses its reasonable best efforts to cure such breach, then for so long as the breach is curable and Purchaser continues to use its reasonable best efforts to cure the breach, such termination shall not become effective unless such breach is not cured prior to November 1, 2004;

             (e) by Sellers, if the Letter of Credit has not been delivered pursuant to Section 3.4 on or before August 7, 2004, unless the failure to issue the Letter of Credit by such date was a direct result of Sellers' failure to finalize the Approval Motion or notify Purchaser that the Approval Motion was ready to be filed pursuant to Section 3.4;

             (f) by Sellers or Purchaser, if there shall be in effect a Final Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and by the Settlement Agreement and the Cooperation Agreement, taken as a whole, it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence);

             (g) by Sellers or Purchaser, if (i) any Seller enters into a definitive agreement with respect to a Covered Transaction or (ii) the Bankruptcy Court enters an order which approves a Covered Transaction. In either such event Purchaser reserves the right to file an application, pursuant to section 503(b)(3)(D) of the Bankruptcy Code, seeking substantial contribution, compensation and reimbursement of expenses; provided, however, if Sellers elect to terminate the Agreement under clause (i) of this Section 4.4(g), Sellers must first provide Purchaser four (4) days advance written notice of such proposed termination, attaching the agreement (or draft) related to the Covered Transaction thereto, and negotiate in good faith with the Purchaser during such four-day period to attempt to make commercially reasonable adjustments to this Agreement, the Settlement Agreement and the Cooperation Agreement as would enable the Sellers and the Creditors' Committee to proceed with the transactions contemplated by this Agreement, the Settlement Agreement and the Cooperation Agreement;

             (h) by Purchaser, if Sellers withdraw or modify or amend in a manner adverse in any material respect to Purchaser (without the prior written consent of Purchaser) the Approval Motion, in such event, Purchaser reserves the right to file an application, pursuant to section 503(b)(3)(D) of the Bankruptcy Code, seeking substantial contribution, compensation and reimbursement of expenses in the event that Sellers at any time during the course of the Chapter 11 Case, completes a Covered Transaction;

             (i) by Purchaser, if the Bankruptcy Court has not entered the Approval Order on or before October 15, 2004, or after its entry such order fails to be in full force and effect or is stayed, reversed, modified or amended in a manner adverse to Purchaser without the prior written consent of Purchaser;

             (j) by Purchaser, if the Approval Motion is not filed on or before August 7, 2004, unless the failure to file the Approval Motion by such date was a direct result of Purchaser's failure to deliver the Letter of Credit pursuant to Section 3.4 or reasonably consent to the Approval Motion; or

             (k) by Purchaser, if any Seller has failed to perform or violates in any material respect any of its covenants and agreements set forth in the first sentence of Section 8.2(d).

         4.5 Procedure Upon Termination. In the event of termination by Purchaser or Sellers, or both, pursuant to Section 4.4, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the purchase of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall be abandoned, without further action by Purchaser or any Seller. If this Agreement is validly terminated as provided herein, each party shall re-deliver to the party furnishing the same or destroy all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof.

         4.6 Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 4.4, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to Purchaser or Sellers; provided, however, that (i) the obligations of the parties set forth in Sections 3.4, 4.5, 4.6, 8.6, 12.1, 12.3, 12.4, 12.5, 12.6, 12.7,
12.8, 12.9, 12.10, 12.11, 12.12, 12.13, and 12.14 shall survive any such termination and shall be enforceable hereunder and (ii) nothing herein shall relieve any party from Liability for any breach of this Agreement. In the event this Agreement shall be terminated and at such time any party is in breach of or in default under any term or provision hereof, such termination shall be without prejudice to, and shall not affect, any and all rights to damages that any other party may have hereunder or otherwise under applicable Law.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each Seller hereby, jointly and severally, represents and warrants to Purchaser that:

         5.1 Organization and Good Standing. Except as a result of the commencement of the Chapter 11 Case, each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

         5.2 Authorization of Agreement. Subject to the entry of the Approval Order, each Seller has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed (including the Settlement Agreement, the Confidentiality Agreement and the Cooperation Agreement), or otherwise executed, by each Seller in connection with the consummation of the transactions contemplated hereby and thereby (such other agreements, documents, instruments or certificates, collectively, the

"Seller Documents"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Documents to which each Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Seller. This Agreement has been, and each of the Seller Documents to which each Seller is a party will be, at or prior to the Closing, duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto and the entry of the Approval Order) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of each Seller enforceable against each Seller in accordance with their respective terms.

         5.3 Conflicts; Consents of Third Parties.

             (a) Subject to the satisfaction of the condition set forth in
Section 10.3(c), none of the execution and delivery by each Seller of this Agreement or the Seller Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by such Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default under or give rise to a right of termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any obligation under (i) the certificate of incorporation or bylaws of each Seller; (ii) any Contract or Permit to which each Seller is a party or by which any of the properties or assets of each Seller is bound except to the extent any of the foregoing is not enforceable due to operation of applicable bankruptcy Law or the Approval Order; (iii) any Order applicable to each Seller or any of the properties or assets of such Seller or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations, cancellations or accelerations that could not reasonably be expected to have a Material Adverse Effect.

             (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of each Seller in connection with the execution and delivery of this Agreement or the Seller Documents to which each Seller is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act, (ii) the entry of the Approval Order and (iii) for such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to be obtained or made could not reasonably be expected to have a Material Adverse Effect.

         5.4 Personal Property.

             (a) Except as set forth on Schedule 5.4(a)(i), Purchaser shall be vested with good and marketable title, or a valid leasehold interest in, to all the Purchased Assets, free and clear of all Liens, other than Permitted Exceptions, to the fullest extent permissible under section 363(f) of the Bankruptcy Code. Schedule 5.4(a)(ii) sets forth a correct and complete list of any Persons who, as of the date hereof, have (or, to the Knowledge of Sellers, claim to have) a security interest or other Lien in any of the Purchased Assets. No Affiliate of any Seller (other than Sellers) owns or has any right, title or interest in any Purchased Asset

             (b) At June 1, 2004, Sellers had at least 1,080,000 Qualified Subscribers.

         5.5 Contracts. Subject to the entry of the Approval Order, the payment of any Cure Amounts and the assumption and assignment of the Purchased Contracts and the Purchased Facility Lease, and except as set forth on Schedule 5.5, each of the Purchased Contracts and Purchased Facility Leases is in full force and effect and is the legal, valid and binding obligation of the Seller which is a party to such Purchased Contract or Purchased Facility Lease, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), except where the failure, individually or in the aggregate, to be so in full force and effect, legal, valid and binding or enforceable could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.5, such Seller has not received any written notice of any default or event that with notice or lapse of time or both would constitute a default by such Seller under any Purchased Contract or Purchased Facility Lease to which such Seller is a party, other than defaults that are unenforceable due to the operation of applicable bankruptcy Law or the Approval Order.

         5.6 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened against a Seller, or to which such Seller is otherwise a party, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, and no Seller is subject to any Order that could reasonably be expected to have a Material Adverse Effect.

         5.7 Compliance with Laws. Each Seller is in compliance with all Laws of any Governmental Body applicable to its operations or assets or the Business, except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect. Each Seller has not received any written notice of or been charged with the violation of any Laws, except where such violation could not reasonably be expected to have a Material Adverse Effect.

         5.8 Accounts Receivable and Payable. All accounts and notes receivable of Sellers and its subsidiaries have arisen from bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms in the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves were calculated in accordance with GAAP and the Agreed Principles.

         5.9 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V (as modified by the Schedules), neither Sellers nor any other Person makes any other express or implied representation or warranty with respect to Sellers, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and each Seller disclaims any other representations or warranties. The disclosure of any matter or item in any Schedule shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter could reasonably be expected to result in a Material Adverse Effect.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Sellers that:

         6.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

         6.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed (including the Settlement Agreement, the Confidentiality Agreement and the Cooperation Agreement), or otherwise executed, by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (such other agreements, documents, instruments or certificates, the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be, at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

         6.3 Conflicts; Consents of Third Parties.

             (a) None of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with or result in any violation or default under or give rise to a right of termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any obligation under (i) the certificate of incorporation or by-laws of Purchaser, (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound, (iii) any Order applicable to Purchaser or any of the properties or assets of Purchaser or (iv) any applicable Law, except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches, defaults, terminations, cancellations or accelerations as could not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

             (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and (ii) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to be obtained or made could not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

         6.4 Financial Capability. Purchaser has access to sufficient funding to deliver the Letter of Credit.

                                   ARTICLE VII

                            BANKRUPTCY COURT APPROVAL

         7.1 Bankruptcy Court Filings. Purchaser agrees that, without Purchaser being required to assume any Liability but at its own expense, Purchaser will, following a request by Sellers in connection with the Approval Order, furnish affidavits or other documents or information reasonably requested by Sellers for filing with the Bankruptcy Court for the purposes, among others, of providing adequate assurances of performance by Purchaser under any Purchased Contracts or Purchased Facility Leases and for demonstrating that Purchaser is a "good faith" purchaser under section 363(m) of the Bankruptcy Code. In the event that the Approval Order is appealed, Sellers and Purchaser, each at their own expense, shall use their respective commercially reasonable efforts to defend such appeal.

                                  ARTICLE VIII

                                    COVENANTS

         8.1 Access to Information. Subject to the Cooperation Agreement (for so long as such agreement is in effect) and the Confidentiality Agreement, Sellers agree that, prior to the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, business and operations of the Business and the Purchased Assets and the Assumed Liabilities (provided that Purchaser shall have no access to the Subscriber Lists except as provided for in Section 2.2(b) of the Cooperation Agreement) as it reasonably requests to enable it to consummate the transactions contemplated by this Agreement and the Cooperation Agreement. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances.

         8.2 Conduct of the Business Pending the Closing.

             (a) Subject to the terms of the Cooperation Agreement, prior to the Closing, except (1) as set forth on Schedule 8.2, (2) as required by applicable Law, (3) as expressly provided for in this Agreement or (4) with the prior written consent of Purchaser, each Seller shall:

                 (i) so long as the Cooperation Agreement is in effect, use its commercially reasonable efforts to (A) preserve the present assets, business operations, organization and goodwill of the Business, and (B) preserve the present relationships with customers and suppliers of the Business (it being understood that (x) without prejudice to the respective rights of Sellers or Purchaser, Purchaser and its Affiliates and other competitors of Sellers will be marketing DIRECTV Services to the Active Subscribers, and (y) the loss of Active Subscribers to Purchaser or any of its Affiliates or any other competitor of Sellers, the filing of one or more notices under the Worker Adjustment and Retraining Notification Act and the termination of Subscriber acquisition efforts by Sellers to the extent Sellers are not reimbursed for the costs thereof by Purchaser pursuant to the Cooperation Agreement or otherwise shall not be deemed to constitute breaches of this Section 8.2(a)(i));

                 (ii) Sellers shall use their commercially reasonable efforts to
         (i) file the Approval Motion with the Bankruptcy Court by July 30, 2004 and (ii) have a hearing on approval of the Approval Order held no later than September 1, 2004.

             (b) Except (1) as set forth on Schedule 8.2, (2) as required by applicable Law, (3) as expressly provided for in this Agreement or (4) with the prior written consent of Purchaser, each Seller shall not:

                 (i) subject any of the Purchased Assets to any Lien, except for the Permitted Exceptions or liens granted pursuant to the Bankruptcy Court's final order authorizing the use of collateral and granting other relief, dated June 25, 2004;

                 (ii) acquire any material properties or assets that would be Purchased Assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets except in the Ordinary Course of Business;

                 (iii) terminate, release, assign any rights under or discharge any other party thereunder of any of their obligations under any Purchased Contract or Purchased Facility Lease or amend, modify or supplement the terms of any Purchased Contract or Purchased Facility Lease;

                 (iv) waive or release any material right of any Seller that constitutes a material portion of the Purchased Assets; provided, however, Sellers have no right to waive any rights to or disclose any portion of the Subscriber Lists; or

                 (v) agree to do anything prohibited by this Section 8.2.

             (c) Subject to the terms of the Cooperation Agreement, after the date hereof and prior to the Closing, Sellers shall notify Purchaser in writing from time to time of any Contracts or leases entered into by Sellers relating to the Business solely for the purpose of giving Purchaser the opportunity to determine whether to add such Contracts or Leases to Schedule 2.1(g) or Schedule 2.1(e), respectively, pursuant to Section 2.6(b).

             (d) Sellers shall not, and shall not authorize any of their respective Affiliates, advisors, agents, employees, representatives or others acting on their behalf to, disclose, or grant access, to any competitor of Purchaser or any of its Affiliates, advisors, agents, employees, representatives or others acting on its behalf to the Subscriber Lists or the list of Sellers' installation and equipment servicing providers and retailers. Sellers shall not, and shall not authorize any of the foregoing Persons to disclose any Subscriber Information to any Person, unless (i) such Person enters into a Third Party Confidentiality Agreement or (ii) Sellers are required to make such disclosure by the Bankruptcy Court or applicable Law.

             (e) Prior to Closing, Sellers shall deliver any Patronage Certificates in the possession of Sellers to NRTC so as to enable NRTC to affix the legend contemplated by Section 4 of the Settlement Agreement to such certificates.

             (f) Sellers will pay for any and all shipping costs related to the delivery to Purchaser of the receivers and inventory included in calculating the Final Net Working Capital Amount.

         8.3 Regulatory Approvals.

             (a) Purchaser and Sellers shall (i) make or cause to be made all filings required of each of them or any of their respective subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement (and in any event within five (5) Business Days of the date hereof), (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents or other materials received by each of them or any of their respective Affiliates from the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "Antitrust Division") or any other Governmental Body in respect of such filings or such transactions and (iii) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.

             (b) Purchaser and Sellers shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Purchaser and Sellers shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the "Antitrust Laws"). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, Purchaser and Sellers shall cooperate and use commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Purchaser and Sellers decide that pursuing such Legal Proceeding is not in their respective best interests. Notwithstanding anything to the contrary herein, Purchaser shall not be required to divest itself of any business, product lines, subscribers or assets in connection with seeking or obtaining approvals under any Law relating to antitrust, competition or trade regulation.

         8.4 Further Assurances. (a) Sellers and Purchaser shall use commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. After the Closing, Sellers shall use commercially reasonable efforts to (i) deliver promptly to Purchaser any mail or other communication received by Sellers after the Closing pertaining to the Purchased Assets or the Assumed Liabilities, and any cash, checks or other instruments of payment in respect thereof which constitute a Purchased Asset and (ii) refer all inquiries related to the Purchased Assets and the Assumed Liabilities to Purchaser. After the Closing, Purchaser shall be entitled to possession of all Documents, provided Sellers shall continue to have rights to access and copy the Documents, for internal use purposes only, at their sole expense, in connection with the administration of the estate in the Chapter 11 Case.

             (b) If requested by Purchaser, effective on the Closing Date, any lock box or other arrangements for receipt of payments in respect of the Purchased Assets shall be transferred to Purchaser, and Purchaser shall be authorized to endorse for collection and deposit (but without recourse) in Purchaser's accounts any checks in any Sellers' name received by Purchaser or Sellers (or any lock box party) in respect of the Purchased Assets, from and after the Closing.

         8.5 Confidentiality. Each Seller agrees with Purchaser that such Seller shall not, and that such Seller shall cause its Affiliates not to, and shall not authorize its representatives to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Purchaser, disclose or use, any confidential or proprietary information (including the Subscriber Lists) involving or relating to the Purchased Assets or the Assumed Liabilities; provided, however, that the information subject to the foregoing provisions of this sentence shall not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 8.5 will not prohibit any retention of copies of records or disclosure (i) required by any applicable Law so long as reasonable prior notice of such disclosure is provided to Purchaser and a reasonable opportunity is afforded to contest the same or (ii) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby. Sellers agree that they will be responsible for any breach or violation of the provisions of this Section 8.5 by any of their representatives.

         8.6 Publicity. Neither Sellers nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Sellers, disclosure is otherwise required by applicable Law or with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange or similar public trading system on which Purchaser or a Seller lists securities, provided that the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law, Bankruptcy Court requirement or rules to consult with the other party with respect to the text thereof.

         8.7 No Solicitation by Sellers.

             (a) The sale pursuant to this Agreement is an integral part of the Settlement Agreement between Sellers and Purchaser. In consideration of the compromises and settlements set forth therein, no Seller shall, nor shall any Seller authorize or permit any of its Affiliates, any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, "Representatives") retained by any Seller or any of their Affiliates to, directly or indirectly through another Person, solicit, initiate or encourage, or take any other action intended to, or which could reasonably be expected to, facilitate, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a transaction involving the sale, lease, license or other disposition of the Subscriber Lists or any material portion of the other Purchased Assets (a "Covered Transaction"). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of any Sellers or any of their Affiliates shall be a breach of this Section 8.7 by Sellers. Notwithstanding the foregoing, at any time prior to obtaining the Approval Order, in response to an unsolicited proposal for or inquiry that Sellers believe reasonably could lead to a proposal for a Covered Transaction which was made prior to or after the date hereof, Sellers may (A) furnish information with respect to the Sellers (which in no event shall include the Subscriber Lists or specific lists setting forth the names, addresses or telephone numbers, or other specific information, relating to the identity of dealers or retailers of Sellers or their Affiliates) to the Person making such proposal or inquiry pursuant to a customary confidentiality agreement ("Third Party Confidentiality Agreement", which term includes any such agreement heretofore executed by any Seller) not less restrictive of such Person than the Confidentiality Agreement, provided that all such information not previously provided to Purchaser is provided to Purchaser prior to or substantially concurrent with the time it is provided to such Person, and (B) participate in discussions or negotiations with the Person making such proposal or inquiry regarding such Covered Transaction.

             (b) In addition to the obligations of Sellers set forth in Section 8.7(a), Sellers shall promptly (and in any event within 48 hours) advise Purchaser orally and in writing and provide copies of (i) the execution of a Third Party Confidentiality Agreement and (ii) the receipt by Sellers or any of their Affiliates or the Creditors' Committee of any written proposal, and any written amendments or modifications thereto, for any Covered Transaction.

         8.8 Notification of Certain Matters. Sellers and Purchaser shall give prompt notice to the other parties if any Person provides written notice to any such party that (a) the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, the Settlement Agreement or the Cooperation Agreement or (b) such Person is not likely to provide a required consent prior to Closing. Sellers and Purchaser shall also give prompt notice to the other party if such party receives any written objection or proceeding that challenges the transactions contemplated hereby or the entry of the Approval Order. Sellers and Purchaser shall give prompt notice to the other party of (i) any alleged violation of Law applicable to any such party, (ii) any written notice of the commencement of any investigation, inquiry or review by any Governmental Body with respect to the Business or that any such investigation, inquiry or review, to the Knowledge of Sellers or to Purchaser's actual knowledge after due inquiry, is contemplated, or (iii) any breach by such notifying party of any representation or warranty or any covenant or agreement contained in this Agreement applicable to such notifying party. Purchaser shall give prompt notice to Sellers, and Sellers shall give prompt notice to Purchaser, in the event that the other party becomes aware of any event which could reasonably be expected to (i) have a Material Adverse Effect or (ii) provide any party with the ability to terminate the Agreement

         8.9 Service to Active Subscribers. Purchaser will provide the contractually required DIRECTV Services to any Active Subscriber whose pre-payment for such DIRECTV Services is reflected in the calculation of Final Net Working Capital Amount; provided, however, if such Active Subscriber terminates the service, DIRECTV will refund the unused portion of such pre-paid amount.

                                   ARTICLE IX

                         EMPLOYEES AND EMPLOYEE BENEFITS

         9.1 Employment and Benefits.

             (a) Subject to the terms of the Cooperation Agreement, within two
(2) Business Days after the date of this Agreement, Sellers shall provide Purchaser with the Employee List and an opportunity to review the employment files and other related documents of all Employees so that Purchaser may determine, in its sole discretion, to whom Purchaser will extend offers of employment. Prior to the Closing, Sellers agree to periodically update the Employee List and deliver such updated Employee List to Purchaser. Not less than fifteen (15) Business Days prior to the Closing, Purchaser shall provide Sellers with a list of those Employees, if any, to whom Purchaser may extend offers of employment pursuant to Section 9.1(b) (the "Designated Employees"). Sellers consent to the hiring of the Designated Employees by Purchaser and waive, with respect to the employment by Purchaser of Designated Employees, any claims or rights Sellers may have against Purchaser or any Designated Employee (except to the extent such claims or rights are assigned to Purchaser hereunder) under any non-competition, confidentiality or employment agreement to the extent pertaining to the Business.

             (b) Subject to the terms of the Cooperation Agreement, prior to the Closing, Purchaser may deliver in writing an offer of employment to each of the Designated Employees to commence employment immediately following the Closing. Purchaser shall condition the employment of any Designated Employee on such Designated Employee agreeing to waive any severance benefits payable by Sellers to such Designated Employee. Purchaser may employ any of the Designated Employees upon those terms that it may establish in its discretion, and it is understood that such terms may differ from Sellers' employment terms in various material respects, subject to Section 9.1(f).

             (c) Subject to the terms of the Cooperation Agreement, except as provided for in Section 9.1(d), Sellers shall be responsible for any and all Liabilities arising out of or relating to (i) the employment by or performance of services for Sellers or any of their Affiliates, or termination of employment or services by Sellers or any of their Affiliates, of (x) the Transferring Employees for periods ending on and prior to the Closing and (y) all other individuals, including the Employees who are not Transferring Employees and the former employees of the Business, whenever arising, and (ii) any Employee Benefit Plan, whenever arising, including such Liabilities relating to any and all wages, salaries, benefits and other compensation or payments (including accrued vacation, leave, sick leave, bonuses, commissions and other incentive-based compensation) and any and all severance (other than severance benefits waived by any Transferring Employees or payable to any Transferring Employee pursuant to Section 9.1(f)), retention bonus or change in control payment payable to any of the Employees that become due or owing as a result of the consummation of the transactions contemplated by this Agreement.

             (d) Subject to the terms of the Cooperation Agreement, after the Closing Date, Purchaser shall become responsible for any and all wages, salaries, benefits and other compensation or payments payable to each Designated Employee who is hired by Purchaser on or after the Closing Date (a "Transferring Employee") for periods following the Closing Date on such terms and conditions as Purchaser and each Transferring Employee may agree. Notwithstanding anything to the contrary contained herein, (i) Purchaser shall have no obligation to offer employment to, or to employ, any Employee and (ii) Purchaser shall have the right to terminate any Transferring Employee for any reason after the Closing Date. Purchaser and Sellers agree that the Employees are not third party beneficiaries of this Agreement. On or after the Closing Date, Purchaser shall be responsible for providing any benefits and amounts payable to Transferring Employees pursuant to the Worker Adjustment and Retraining Notification Act and any similar laws and for providing any severance benefits for Transferring Employees to which Section 9.1(b) refers, and neither Sellers nor any of their Affiliates shall have any Liability in those respects. On or after the Closing Date, Purchaser shall be responsible for satisfying all health care continuation requirements of COBRA, including Part 6 of Title I of ERISA and Section 4980B of the Code, and similar laws and neither Sellers nor any of their Affiliates shall have any Liability in those respects (i) with respect to Transferring Employees, and qualified beneficiaries with respect to Transferring Employees, incurring any qualifying event after the Closing Date, and (ii) in the event that Sellers and Sellers' ERISA Affiliates cease to provide any group health plan, with respect to Transferring Employees, and all qualified beneficiaries with respect to Transferring Employees, incurring any qualifying event before, on or after the Closing Date.

             (e) Pursuant to the "Alternate Procedure" provided in Section 5 of Revenue Procedure 96 60, 1996 2 C.B. 399, (a) Purchaser and Sellers shall report on a predecessor/successor basis as set forth therein, (b) Sellers will be relieved from filing a Form W 2 with respect to any Transferring Employees for the calendar year in which the Closing Date occurs, and (c) Purchaser will undertake to file (or cause to be filed) a Form W 2 for each such Transferring Employee with respect to the calendar year in which the Closing Date occurs, including the portion of such year that such Employee was employed by such Seller.

             (f) For a period of one year following the Closing Date, Purchaser shall provide each Transferring Employee with severance benefits that are no less favorable than the severance benefits that would have been provided by Sellers to such Transferring Employees immediately prior to the Commencement Date and as set forth in the First Lodge Affidavit and the Second Lodge Affidavit. Purchaser shall provide Transferring Employees with health benefits that, in the aggregate, are substantially equivalent to those provided by Purchaser to its other similarly situated employees. Such benefits shall have no exclusions for pre-existing conditions and all services with Sellers shall be considered as service with Purchaser for purposes of satisfying any waiting periods to participate in such benefits.

             (g) Except as provided for in Section 9.1(d), Sellers and their ERISA Affiliates shall be exclusively responsible for complying with COBRA with respect to their Employees and their eligible dependents by reason of such Employees' termination of employment with Sellers and their ERISA Affiliates, and neither Purchaser nor any of their ERISA Affiliates shall have any Liability to provide COBRA on account of any such termination of employment.

             (h) So that Purchaser may prepare to accept rollovers from those Transferring Employees who desire to roll their account balances from Sellers' 401(k) plans into Purchaser's 401(k) plan, prior to the Closing, Sellers shall provide Purchaser with the most recent IRS determination letter with respect to each qualified plan that Sellers maintain. If Purchaser considers such letter for Sellers' 401(k) plans to be outdated or the letter is not favorable, or if the plans have no individual determination letter, Sellers will explain to Purchaser (and provide promptly any requested documentation therefor) the reasons for the absence of a sufficiently recent favorable determination letter from the U.S. Internal Revenue Service with respect to each such Employee Benefit Plan that is designed to be a qualified plan. If Purchaser accepts such explanation and documentation as evidence that Sellers' 401(k) plans are properly qualified, Sellers shall cooperate reasonably with Purchaser to allow those Transferring Employees who wish to do so to roll over their account balances (including any unpaid loan balances, to the extent permitted under the Purchaser's 401(k) plans) to Purchaser's 401(k) plan, and to otherwise achieve a smooth transition regarding any rollovers elected by the Transferring Employees. Sellers shall be responsible for providing any required blackout notices, within the meaning of the Sarbanes-Oxley Act of 2002, with respect to each such Employee Benefit Plan, shall maintain the assets of each such Employee Benefit Plan in the manner required by ERISA until such assets are distributed to participants and beneficiaries.

                                    ARTICLE X

                              CONDITIONS TO CLOSING

         10.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

              (a) (i) The representations and warranties of each Seller contained in this Agreement (other than as provided in subparagraph (ii) below) (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) shall be true and correct, as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and except further to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (ii) the representation and warranty contained in the last sentence of Section 5.4(a) so far as such representation and warranty relates only to the Subscriber Lists, shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date, and (iii) Purchaser shall have received a certificate signed by an authorized officer of each Seller, dated as of the Closing Date, to the foregoing effect;

              (b) Each Seller shall have performed and complied with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, except where the failure to have so performed or complied would not reasonably be expected to have a Material Adverse Effect, and Purchaser shall have received certificates signed by an authorized officer of each Seller, dated the Closing Date, to the foregoing effect;

              (c) Sellers shall have delivered the Sellers' Pre-Closing Net Working Capital Adjustment Certificate and, if the Closing occurs after September 15, 2004, the Sellers' Cash Flow Adjustment Certificate to Purchaser; provided, however, that if Sellers fail to deliver the Sellers' Pre-Closing Net Working Capital Adjustment Certificate as provided for in Section 3.2(g) or the Sellers' Cash Flow Adjustment Certificate as provided for in Section 3.2(e), then Purchaser shall waive this condition and Sellers shall be obligated to consummate (assuming the satisfaction of the other conditions set forth in this Article X) the Closing based on Purchaser's good faith estimate (to be delivered to Sellers within one (1) Business Day prior to the Closing) of the items that would have been set forth on the Sellers' Pre-Closing Net Working Capital Adjustment Certificate and the Sellers' Cash Flow Adjustment Certificate; and

              (d) Sellers shall have delivered, or caused to be delivered, to Purchaser all items set forth in Section 4.2.

         10.2 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

              (a) The representations and warranties of Purchaser contained in this Agreement (without giving effect to any qualifications or limitations as to materiality or material adverse effect set forth therein) shall be true and correct, as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and except further to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions taken as a whole contemplated by this Agreement, the Cooperation Agreement (to the extent not previously terminated) and the Settlement Agreement, and Sellers shall have received a certificate signed by an authorized officer of Purchaser, dated as of the Closing Date, to the foregoing effect;

              (b) Purchaser shall have performed and complied with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, except where the failure to have so performed or complied, would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions taken as a whole contemplated by this Agreement, the Cooperation Agreement (to the extent not previously terminated) and the Settlement Agreement, and Sellers shall have received certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect; and

              (c) Purchaser shall have delivered, or caused to be delivered, to Seller the items set forth in Section 4.3.

         10.3 Conditions Precedent to Obligations of Purchaser and Sellers. The respective obligations of Purchaser and each Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Sellers in whole or in part to the extent permitted by applicable Law):

              (a) there shall not be in effect any Order enjoining or otherwise prohibiting the consummation of all material elements of the transactions contemplated hereby;

              (b) the Bankruptcy Court shall have entered the Approval Order and the Settlement Agreement shall remain in full force and effect and shall not have been modified or amended without the prior written consent of Purchaser or in a manner materially adverse to Purchaser or Sellers as the case may be;

              (c) the Bankruptcy Court shall have entered the Approval Order and any stay period applicable to the Approval Order shall have expired or shall have been waived by the Bankruptcy Court, the Approval Order shall not have been modified or amended in a manner adverse to Purchaser without the prior written consent of Purchaser or in a manner materially adverse to Purchase or Sellers as the case may be, and shall remain in full force and effect; and

              (d) subject to section 363(b)(2) of the Bankruptcy Code, the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted.

         10.4 Frustration of Closing Conditions. Neither Seller nor Purchaser may rely on the failure of any condition set forth in Section 10.1, 10.2 or 10.3, as the case may be, if such failure was caused (through action or omission) solely by such party's failure to comply with any provision of this Agreement.

                                   ARTICLE XI

                                      TAXES

         11.1 Transfer Taxes. (a) Purchaser shall be responsible for, and indemnify Sellers against, all sales, use, stamp, documentary stamp, filing, recording, transfer or similar fees or Taxes or governmental charges (including any interest and penalty thereon) payable in connection with the transactions contemplated by this Agreement, including the transfer of DIRECTV Equipment to Purchaser ("Transfer Taxes"). Sellers shall seek to include in the Approval Order a provision that provides that the transfer of the Purchased Assets shall be free and clear of any stamp or similar Taxes under section 1146(c) of the Bankruptcy Code. The parties shall reasonably cooperate to minimize any such Taxes, including with respect to delivery location.

              (b) Purchaser will have the right, and obligation, to negotiate, settle or otherwise deal with any Tax Authority with respect to any dispute or audit regarding the Transfer Taxes and shall indemnify and hold harmless Sellers for any such Transfer Taxes. At Closing, Purchaser shall deliver to Sellers a resale or other tax exemption certificate, as applicable. No Seller shall settle any dispute contemplated in this Section 11.1 with any Taxing Authority without the prior written consent of Purchaser.

         11.2 Prorations. All real and personal property Taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period that ends prior to the Closing Date shall be paid by Sellers, irrespective of the reporting and payment dates of such Taxes. All real and personal property Taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period that includes the Closing Date and ends after the Closing Date, whether imposed or assessed before or after the Closing Date, shall be prorated between Sellers and Purchaser as of 11:59 p.m. (Eastern time) on the Closing Date. With respect to Taxes described in this
Section 11.2, Sellers shall prepare and timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If any Taxes subject to proration are paid by Purchaser, on the one hand, and Sellers, on the other hand, the proportionate amount of such Taxes paid (or in the event of a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund).

         11.3 Purchase Price Allocation. Purchaser shall, within forty five (45) days after the Closing Date, prepare and deliver to Sellers a schedule (the "Allocation Schedule") reasonably allocating the Purchase Price and the Assumed Liabilities among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder or any successor provisions. Sellers will have the right to raise reasonable objections to the Allocation Schedule within thirty (30) days after their receipt thereof, in which event Purchaser and Sellers will negotiate in good faith to resolve such objections. If Purchaser and Sellers cannot mutually resolve Sellers' reasonable objections to the Allocation Schedule within twenty (20) days after Purchaser's receipt of such objections, such dispute shall be presented to the Referee for a decision that shall be rendered by such accounting firm within thirty (30) calendar days thereafter and shall be final and binding upon each of the parties. The fees, costs and expenses incurred in connection therewith shall be shared in equal amounts by Purchaser, on the one hand, and Sellers, on the other hand. Purchaser and Sellers each shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Allocation Schedule, and shall take no position with respect to Taxes contrary thereto or inconsistent therewith (including in any audits or examinations by any taxing authority or any other proceedings) with respect to the transactions contemplated by this Agreement. Purchaser and Sellers shall cooperate in the filing of any forms (including Form 8594) with respect to such allocation, including any amendments to such forms required with respect to any adjustment to the Purchase Price, pursuant to this Agreement. Notwithstanding any other provisions of this Agreement, the provisions of this Article XI shall survive the Closing without limitation.

         11.4 Cooperation on Tax Matters. Purchaser and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, or for the prosecution or defense of any suit or other proceeding relating to Tax matters (including to challenges to provisions regarding Taxes sought in the Approval Order), and Purchaser shall pay the reasonable out of pocket costs, including attorneys and other professional fees and costs, incurred by Sellers with respect to any such actions taken at the request of Purchaser, or otherwise legally required to be taken by Sellers, including due to a conflict of interests, in respect of Taxes (including Transfer Taxes) for which Purchaser is responsible under this Agreement, and Sellers shall pay the reasonable out of pocket costs, including attorneys and other professional fees and costs, incurred by Purchaser with respect to any such actions taken at the request of Sellers, or otherwise legally required to be taken by Purchaser, including due to a conflict of interests, in respect of Taxes for which Sellers are responsible under this Agreement

                                   ARTICLE XII

                                  MISCELLANEOUS

         12.1 Reservation of Rights. Notwithstanding anything in this Agreement, it is acknowledged and understood that there exist disputes between the parties regarding the Purchased Assets, including pre-existing disputes about ownership, rights to use, access and what is in fact an asset or right of Sellers or Purchaser, including with respect to Subscriber Information. If the Closing does not occur, nothing in this Agreement shall be deemed to be a waiver of any claim relating to such assets or rights or an admission with respect to any claim relating to such pre-existing disputes or other matters. If the Closing does occur, the Settlement Agreement shall be effective in accordance with its terms.

         12.2 No Survival of Representations and Warranties. The representations and warranties and the obligations of the parties to be performed on or prior to the Closing Date contained in this Agreement shall be extinguished by and shall not survive Closing, and no claims may be asserted with respect thereto and no party shall have any Liability for any breach thereof after the Closing.

         12.3 Expenses. Except as otherwise provided in this Agreement, each of Sellers, on the one hand, and Purchaser, on the other hand, shall bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Purchaser, on the one hand, and Sellers, on the other hand, shall each be responsible for 50% of the filing fees associated with the HSR Act filings.

         12.4 Submission to Jurisdiction; Consent to Service of Process.

              (a) Without limiting any party's right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby (other than any claims or disputes relating to items set forth on any Dispute Notice; it being understood that such claims and disputes will be subject solely to the decision of the Referee), and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 12.8; provided, however, that if the Chapter 11 Case has closed or if the Bankruptcy Court elects to not exercise its jurisdiction, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, for the resolution of any such claim or dispute. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

              (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 12.8.

         12.5 Waiver of Right to Trial by Jury. Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

         12.6 Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and Exhibits), the Seller Documents and the Purchaser Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided, further, that if such party against whom enforcement is sought is Sellers or if Sellers are giving any written notice under this Agreement, the written instrument must also be signed by a representative of the Creditors' Committee. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

         12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, irrespective of and without regard for its conflicts of law principles, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

         12.8 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by the addressee thereof or any other person at such address ), (b) when sent by facsimile (with confirmation of transmission) or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt by the addressee thereof or any other person at such address), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

         If to Purchaser:

         DIRECTV, Inc.
         2230 East Imperial Highway
         El Segundo, CA 90245
         Facsimile: (310) 964-4991
         Attention: Dan Fawcett
                    Executive Vice President, General Counsel and Secretary

         With a copy to:

         The DIRECTV Group, Inc.
         2250 East Imperial Highway
         El Segundo, California 90245
         Facsimile: (310) 964-0838
         Attention: Larry D. Hunter
                    Executive Vice President, General Counsel and Secretary

         With a copy to:

         Weil, Gotshal & Manges LLP
         767 Fifth Avenue
         New York, New York  10153
         Facsimile: (212) 310-8007
         Attention: Frederick Green, Esq.
                    Michael Lubowitz, Esq.

         If to any Seller, to:

         225 City Line Avenue
         Bala Cynwyd, PA 19004
         Facsimile: (610) 934-7072
         Attention: Scott Blank
                    Senior Vice President and General Counsel

         With a copy to:

         Sidley Austin Brown & Wood LLP
         1501 K. Street, NW
         Washington, DC 20005
         Facsimile: 202 736 8711
         Attention: Thomas H. Yancey

         With a copy to:

         Akin Gump Strauss Hauer & Feld  LLP
         590 Madison Avenue
         New York, NY 10022
         Facsimile: (212)872-1002
         Attention: Daniel Golden, Esq.
                    David Botter, Esq.

         12.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         12.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, and, additionally with respect to Sellers, shall be binding upon any chapter 11 or 7 trustee appointed or elected for Sellers and shall not be discharged by any plan of reorganization or liquidation that may be confirmed in the Chapter 11 Case, the conversion of such case to Chapter 7, or the dismissal of any such case. Sellers hereby agree that the terms of any plan submitted by Sellers to the Bankruptcy Court for confirmation shall not be in conflict with, supersede, abrogate, nullify, modify or restrict the terms of this Agreement and the rights of Purchaser hereunder, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, including, without limitation, any transaction that is contemplated by or approved pursuant to the Approval Order. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Seller or Purchaser (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign its right to purchase the Purchased Assets or its obligation to assume the Assumed Liabilities or any other of its rights or obligations to one or more Affiliates of Purchaser without the consent of Sellers. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

         12.11 Non-Recourse. No past, present or future director, officer, employee, incorporator or stockholder of any Seller or Purchaser shall have any liability for any obligations or liabilities of Sellers or Purchaser under this Agreement or the Seller Documents or the Purchaser Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

         12.12 Guarantee. The DIRECTV Group, Inc. hereby irrevocably and unconditionally guarantees the due and punctual performance of Purchaser's financial obligations under this Agreement.

         12.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         12.14 Specific Performance. Each Party acknowledges and agrees that a breach of this Agreement would cause irreparable damage to the non breaching party and that such party will not have an adequate remedy at law. Therefore, the obligations of each Seller and Purchaser under this Agreement, including Sellers' obligation to sell the Purchased Assets and Purchaser's obligation to assume the Assumed Liabilities and pay the Net Purchase Price, shall be enforceable by a decree of specific performance issued by the Bankruptcy Court, and appropriate injunctive relief may be applied for and granted in connection therewith





                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                         SELLERS:


                                         PEGASUS SATELLITE TELEVISION,
                                         INC.


                                         By: /s/  Ted S. Lodge
                                            ------------------------------------
                                            Name:  Ted S. Lodge
                                            Title: President and Chief Operating
                                                   Officer





                                         PEGASUS SATELLITE TELEVISION OF
                                         ILLINOIS, INC.


                                         By: /s/  Ted S. Lodge
                                             -----------------------------------
                                             Name:  Ted S. Lodge
                                             Title: President and Chief
                                                    Operating Officer





                                         GOLDEN SKY SYSTEMS, INC.


                                         By: /s/  Ted S. Lodge
                                             -----------------------------------
                                             Name:  Ted S. Lodge
                                             Title: President and Chief
                                                    Operating Officer


                                         GOLDEN SKY DBS, INC.


                                         By: /s/  Ted S. Lodge
                                             -----------------------------------
                                             Name:  Ted S. Lodge
                                             Title: President and Chief
                                                    Operating Officer

                                         GOLDEN SKY HOLDINGS, INC.


                                         By: /s/  Ted S. Lodge
                                             -----------------------------------
                                             Name:  Ted S. Lodge
                                             Title: President and Chief
                                                    Operating Officer





                                         ARGOS SUPPORT SERVICES
                                         COMPANY


                                         By: /s/  Ted S. Lodge
                                             -----------------------------------
                                             Name:  Ted S. Lodge
                                             Title: President and Chief
                                                    Operating Officer





                                         CARR RURAL TV, INC.


                                         By: /s/  Ted S. Lodge
                                             -----------------------------------
                                             Name:  Ted S. Lodge
                                             Title: President and Chief
                                                    Operating Officer





                                         DBS TELE-VENTURE, INC.


                                         By: /s/  Ted S. Lodge
                                             -----------------------------------
                                             Name:  Ted S. Lodge
                                             Title: President and Chief
                                                    Operating Officer

                                         DIGITAL TELEVISION SERVICES OF
                                         INDIANA, LLC,


                                         By: /s/  Ted S. Lodge
                                             -----------------------------------
                                             Name:  Ted S. Lodge
                                             Title: President and Chief
                                                    Operating Officer





                                         DTS MANAGEMENT, LLC,


                                         By: /s/  Ted S. Lodge
                                             -----------------------------------
                                             Name:  Ted S. Lodge
                                             Title: President and Chief
                                                    Operating Officer





                                         HENRY COUNTY MRTV, INC.


                                         By: /s/  Ted S. Lodge
                                             -----------------------------------
                                             Name:  Ted S. Lodge
                                             Title: President and Chief
                                                    Operating Officer





                                         PRIMEWATCH, INC.


                                         By: /s/  Ted S. Lodge
                                             -----------------------------------
                                             Name:  Ted S. Lodge
                                             Title: President and Chief
                                                    Operating Officer

                                         PST HOLDINGS, INC.


                                         By: /s/  Ted S. Lodge
                                             -----------------------------------
                                             Name:  Ted S. Lodge
                                             Title: President and Chief
                                                    Operating Officer





                                         SOUTH PLAINS DBS LP


                                         By: Golden Sky Systems, Inc., its
                                             general partner


                                         By: /s/  Ted S. Lodge
                                             -----------------------------------
                                             Name:  Ted S. Lodge
                                             Title: President and Chief
                                                    Operating Officer

                                         PURCHASER:


                                         DIRECTV, INC.


                                         By: /s/  Michael W. Palkovic
                                             -----------------------------------
                                             Name:  Michael W. Palkovic
                                             Title: Executive Vice President &
                                                    CFO





                                         THE DIRECTV GROUP, INC. (solely for
                                         purposes of Section 12.12 hereof)


                                         By: /s/  Larry D. Hunter
                                             -----------------------------------
                                             Name:  Larry D. Hunter
                                             Title: Executive Vice President &
                                                    General Counsel